Exhibit 10.14

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

TECHNOLOGY TRANSFER AND EXCLUSIVE LICENSE AGREEMENT

by and between

BEIJING MABWORKS BIOTECH CO., LTD.

and

Climb Bio, Inc.

5.9.	Regulatory Audits and Inspection	35
5.10.	No Harmful Actions	35
5.11.	Remedial Actions	36
Article 6 SUPPLY; Manufacturing Transfer		36
6.2.	Quality Agreement.	37
6.3.	Commercial Supply.	37
6.4.	Manufacturing Know-How Transfer and Assistance.	37
Article 7 COMMERCIALIZATION		38
7.1.	General	38
7.2.	Commercialization Diligence	38
Article 8 FINANCIAL PROVISIONS		38
8.1.	Upfront Payment	38
8.2.	Development Milestone Payments	39
8.3.	Sales Milestone Payments	40
8.4.	Royalty Payments	41
8.5.	Third Party Technology	43
8.6.	Sublicense Payments	43
8.7.	Taxes and Withholding	44
8.8.	Disputed Payments	45
8.9.	Offsets	46
8.10.	Currency Conversion	46
8.11.	Blocked Payments	46
8.12.	Payment Method	46
8.13.	Financial Audits	46
Article 9 INTELLECTUAL PROPERTY		48
9.1.	Inventions	48
9.2.	Patent Prosecution	50
9.3.	Patent Enforcement	51
9.4.	Infringement of Third Party Rights	53
9.5.	Purple Book Listing	53
9.6.	Trademarks	54
Article 10 CONFIDENTIALITY		55
10.1.	Confidentiality	55
10.2.	Confidential Information	56

10.3.	Exceptions	56
10.4.	Authorized Disclosure	56
10.5.	Publicity	57
10.7.	Prior CDA	58
10.8.	Equitable Relief	59
10.9.	Attorney-Client Privilege	59
10.10.	Residual Knowledge	59
Article 11 REPRESENTATIONS AND WARRANTIES		59
11.1.	Representations and Warranties of Each Party	59
11.2.	Representations and Warranties of Mabworks	60
11.3.	Covenants of Mabworks	64
11.4.	Covenants of Each Party.	65
11.5.	NO OTHER WARRANTIES	65
Article 12 INDEMNIFICATION		65
12.1.	Indemnification by Climb	65
12.2.	Indemnification by Mabworks	66
12.3.	Indemnification Procedure	67
12.4.	Mitigation of Loss	67
12.5.	Limitation of Liability	68
12.6.	Insurance	68
Article 13 TERM AND TERMINATION		68
13.1.	Term	68
13.2.	Termination	68
13.3.	Effects of Termination	70
13.4.	Survival	72
Article 14 DISPUTE RESOLUTION		72
14.1.	Disputes	72
14.2.	Resolution by Executive Officers	72
14.3.	Binding Arbitration	73
14.4.	Baseball Arbitration	75
Article 15 MISCELLANEOUS		76
15.1.	Force Majeure	76
15.2.	Assignment; Change of Control	76
15.3.	Severability	77

15.4.	Notices	77
15.5.	Governing Law	77
15.6.	Entire Agreement; Amendments	78
15.7.	Headings	78
15.8.	Performance by Affiliates	78
15.9.	Independent Contractors	78
15.10.	Waiver	78
15.11.	Cumulative Remedies	78
15.12.	Waiver of Rule of Construction	78
15.13.	Business Day Requirements	78
15.14.	English Language	78
15.15.	Further Actions	78
15.16.	Construction	79
15.17.	Counterparts	79

SCHEDULES

Schedule 1.85	Licensed Patent Rights as of the Effective Date
Schedule 1.95	MIL116
Schedule 1.165	Upstream In-Licenses
Schedule 4.7.1	Initial Transfer to Climb of the Licensed Know-How
Schedule 4.9	Master Services Agreement Terms
Schedule 6.1(a)	Clinical Supply Terms
Schedule 6.1(b)	[**] Clinical Supply Pricing
Schedule 6.4.1	Manufacturing Know-How Transfer
Schedule 10.5.2	Press Release
Schedule 11.2	Disclosure Schedule of Mabworks

TECHNOLOGY TRANSFER AND EXCLUSIVE LICENSE AGREEMENT

This TECHNOLOGY TRANSFER AND Exclusive License Agreement (this “Agreement”) is made as of January 8, 2025 (the “Effective Date”), by and between Beijing Mabworks Biotech Co., Ltd., a corporation duly organized and existing under the laws of the People’s Republic of China and having a place of business at Room 2505, Building 1, Yard 2, Ronghua South Road, Beijing Economic-Technological Development Area, Beijing, China (“Mabworks”), and Climb Bio, Inc., a company organized and existing under the laws of Delaware and having a place of business at 20 William Street, Suite 145, Wellesley Hills, MA 02481 (“Climb”). Mabworks and Climb are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Mabworks is a biological medicine company focused on the research, development and commercialization of innovative therapeutic monoclonal antibodies, oncology drugs and other products in the China Territory (defined below) and has developed a proprietary antibody program identified as MIL116;

Whereas, Climb is a clinical-stage biotechnology company focused on the research, development, and commercialization of innovative therapeutic pipeline for immune-mediated diseases; and

Whereas, Climb wishes to obtain an exclusive license from Mabworks for research, development, manufacture, and commercialization of the Licensed Compounds (defined below) and Licensed Products (defined below) outside of the China Territory, and Mabworks is willing to grant such a license to Climb, all in accordance with the terms and conditions set forth herein.

Agreement

Now Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below:

1.1.
“Accounting Standards” means, with respect to a Person, either (a) U.S. generally accepted accounting principles (“U.S. GAAP”) or (b) international financial reporting standards (“IFRS”), in each case, as generally and consistently applied throughout such Person’s organization.
1.2.
“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).

1.3.
“Affiliate” means, with respect to a particular Party or Person, any other Person that controls, is controlled by, or is under common control with such Party or Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means (a) direct or indirect beneficial ownership of 50% or more of the voting stock or other ownership interest of, or 50% or more interest in the income of, the applicable Person, or (b) the possession, directly or indirectly, of the power to direct the management or policies of the applicable Person, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise. Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement, Affiliates of Climb do not include, for purposes of this Agreement, RA Capital Management, LP (“RA Capital”) or its Affiliates, any investment fund affiliated with RA Capital, or any portfolio company of any such preceding entity, except for (x) Climb (y) subsidiaries of Climb, and (z) any entity that Climb directly or indirectly controls.
1.4.
“Agreement” has the meaning set forth in the preamble.
1.5.
“Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Managers).
1.6.
“Annual Net Sales” means, with respect to the Licensed Products and a particular Calendar Year, the Net Sales of all Licensed Products in such Calendar Year, excluding Net Sales of any Licensed Product in such Calendar Year in any country in the ROW Territory to the extent the Royalty Term for such Licensed Product in such country has expired.
1.7.
“Applicable Law” means all laws, statues, rules, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party or the activities contemplated herein, including: the Foreign Corrupt Practices Act, FFDCA, DAL, the Human Genetic Resources Regulations, the Provisions for Drug Registration of the NMPA, the Data Security Law of the P.R.C., and the Personal Information Protection Law of the P.R.C.
1.8.
“APRIL” means a proliferation-inducing ligand, also known as tumor necrosis factor ligand superfamily member 13 (TNFSF13).
1.9.
“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.
1.10.
“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the ROW Territory, a pharmaceutical product that (a) has obtained Regulatory Approval by the applicable Regulatory Authority, under any then-existing Applicable Law pertaining to approval of biosimilar products or (b) is otherwise approved as a “substitution” or “interchangeable” product by the applicable Regulatory Authority, which approval in (a) or (b) is based on an abbreviated follow-on biological marketing approval application that relies on the prior Regulatory Approval (or data therein) of such Licensed Product.
1.11.
“BLA” means a Biologics License Application submitted to FDA pursuant to 21 U.S.C. §601.2 (or a successor regulation thereto), for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.
1.12.
“Breaching Party” has the meaning set forth in Section 13.2.2 (Termination for Material Breach).

1.13.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the Commonwealth of Massachusetts, U.S.A. or Beijing, China are authorized or required by Applicable Law to remain closed. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.
1.14.
“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that (a) the first Calendar Quarter will begin on the Effective Date and end on last day of the Calendar Quarter within which the Effective Date falls, and (b) the last Calendar Quarter of the Term will end upon the effective date of expiration or termination of this Agreement.
1.15.
“Calendar Year” means the respective periods of twelve consecutive calendar months beginning on January 1 and ending on December 31; provided that (a) the first Calendar Year will begin on the Effective Date and end on the last day of the Calendar Year within which the Effective Date falls, and (b) the last Calendar Year of the Term will end upon the effective date of expiration or termination of this Agreement.
1.16.
“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical Products (2010 Revision) (as amended) (“China cGMP”), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4,210,211,601,610 and 820 (“U.S. cGMP”), the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines (“EU cGMP”), and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time.
1.17.
“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation, or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party, except in each case ((a) and (b)), if such entity involved in such transaction in clause (a) or such entity acquiring beneficial ownership in clause (b) is RA Capital or its Affiliates, or any investment fund affiliated with RA Capital or its Affiliates; (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets; or (d) entry into such other arrangement or agreement whereby a Third Party (or a group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies, or affairs of such Party.
1.18.
“China cGMP” has the meaning set forth in Section 1.16 (“cGMP”).
1.19.
“China Development Plan” has the meaning set forth in Section 1.41 (“Development Plan”).
1.20.
“China Territory” means mainland China, Hong Kong, Macau, and Taiwan.
1.21.
“Claims” has the meaning set forth in Section 12.1 (Indemnification by Climb).

1.22.
“Climb” has the meaning set forth in the preamble.
1.23.
“Climb APRIL Product” means any product, regardless of form, formulation, dosage form, packaging or labeling, that (a) is Controlled by Climb and its Affiliates, and (b) contains an antibody directed to APRIL (including [**]).
1.24.
“Climb Indemnitee(s)” has the meaning set forth in Section 12.2 (Indemnification by Mabworks).
1.25.
“Clinical Supply Agreement” has the meaning set forth in Section 6.1 (Clinical Supply Agreement).
1.26.
“Clinical Trial” means any clinical trial for a compound or product in humans, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, “Clinical Trial” includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Registrational Trial.
1.27.
“Combination Product” has the meaning set forth in Section 1.97 (“Net Sales”).
1.28.
“Commercialization” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, offering for sale, import, export, distribution, use, prescription or administration of products, including strategic marketing, sales force detailing, advertising, all customer support, invoicing, and sales activities, including interacting with Governmental Authorities regarding any of the foregoing, but excluding activities directed to Manufacture or Development. “Commercialize” and “Commercializing” have correlative meanings.
1.29.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by or on behalf of Climb or its Affiliate with respect to any development or commercialization obligation related to a Licensed Product under this Agreement, those efforts that [**]. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Licensed Product (as applicable) and the market or country involved. Mabworks expressly understands and accepts that the use of Commercially Reasonable Efforts may result in Climb ceasing the development or commercialization of a particular Licensed Product (in whole or in part), and that once development or commercialization for a particular Licensed Product has ceased in compliance with this Agreement, Commercially Reasonable Efforts does not require the continued re-evaluation of whether development or commercialization must be re-initiated for such Licensed Product.
1.30.
“Committee” has the meaning set forth in Section 3.4 (Limitation of Authority).
1.31.
“Company Mark” means any Trademark of a Party or its Affiliates (including the corporate name of a Party or any of its Affiliates) which is adopted by such Party for use on or in connection with goods (other than the Licensed Compounds or Licensed Products) or services.

1.32.
“Competitive Product” means any product, regardless of form, formulation, dosage form, packaging or labeling, that is directed to APRIL.
1.33.
“Confidential Information” of a Party means all Know-How, unpublished Patent Right applications, and other information or data of a financial, commercial, business, scientific, or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available (the “Disclosing Party” with respect to such information) to the other Party or any of its Affiliates (the “Receiving Party” with respect to such information) pursuant to this Agreement, regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.
1.34.
“Control” or “Controlled” means the possession by a Party or its Affiliates (whether by ownership, license, or otherwise, other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How or materials, the legal authority or right to physical possession of such tangible Know-How or materials, with the right to provide such tangible Know-How or materials to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other intellectual property on the terms set forth herein, or (c) with respect to a product or component thereof, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under Patent Rights that Cover or proprietary Know-How that is incorporated in or embodies such product or component on the terms set forth herein, in each case ((a), (b), and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense.
1.35.
“Cover,” “Covering” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right or the individual claim of such Patent Right.
1.36.
“Cure Period” has the meaning set forth in Section 13.2.2 (Termination for Material Breach).
1.37.
“DAL” means the Drug Administration Law of the People’s Republic of China, Implementing Rules of the Drug Administration Law of the People’s Republic of China, and the equivalent laws of other countries and jurisdictions in the China Territory, in each case, as the same may be amended from time to time.

1.38.
“Development” or “Develop” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) toxicology testing and studies, non-clinical and preclinical testing, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but excluding activities directed to Manufacturing, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Developing” and “Developed” will be construed accordingly.
1.39.
“Development Milestone Event” has the meaning set forth in Section 8.2.1 (Development Milestones).
1.40.
“Development Milestone Payment” as the meaning set forth in Section 8.2.1 (Development Milestones).
1.41.
“Development Plan” means a written plan having two parts: (a) a written plan setting forth the Development activities for the Licensed Compounds and Licensed Products to be conducted in the ROW Territory (“ROW Development Plan”), and (b) a written plan setting forth the Development activities for the Licensed Compounds and Licensed Products to be conducted in the China Territory (“China Development Plan”).
1.42.
“Disclosing Party” has the meaning set forth in Section 1.33 (“Confidential Information”).
1.43.
“Dispute” and “Disputes” have the meaning set forth in Section 14.1 (Disputes).
1.44.
“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.45.
“Effective Date” has the meaning set forth in the preamble.
1.46.
“EMA” means the European Medicines Agency or any successor entity.
1.47.
“EU cGMP” has the meaning set forth in Section 1.16 (“cGMP”).
1.48.
“Executive Officers” means (a) with respect to Climb, [**], and (b) with respect to Mabworks, [**].
1.49.
“Existing Manufacturing Know-How” has the meaning set forth in Section 6.4.1 (MTT Plan; Initial Transfer).
1.50.
“Existing PCT Application” has the meaning set forth in Schedule 1.85 (Licensed Patent Rights as of the Effective Date).

1.51.
“Exploit” or “Exploitation” means to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized, or otherwise exploit or have exploited.
1.52.
“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.53.
“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time.
1.54.
“Field” means all uses.
1.55.
“First Commercial Sale” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the first sale of a given Licensed Product under this Agreement by Climb, its Affiliates, or its Sublicensees to an end user or prescriber for use, consumption, or resale of such Licensed Product in such country in the ROW Territory in the Field where Regulatory Approval of the Licensed Product has been obtained and where the sale results in a recordable Net Sale. For clarity, First Commercial Sale will not include any sale or transfer of the Licensed Products prior to receipt of Regulatory Approval or that would not otherwise be deemed Net Sales hereunder, including any bona fide charitable, compassionate use or indigent patient program purpose, use as a sample, or transfers of a Licensed Product to Third Parties for the performance of Clinical Trials.
1.56.
“Force Majeure Event” has the meaning set forth in Section 15.1 (Force Majeure).
1.57.
“Foreground Know-How” means any Know-How that is first developed, conceived, or reduced to practice during the Term by or on behalf of a Party, any of its Affiliates, Sublicensees, or licensees, either alone or jointly, in the performance of any activities under the Agreement.
1.58.
“Foreground Patent Rights” means any Patent Rights that Cover any Foreground Know-How.
1.59.
“Foreground Technology” means, collectively, the Foreground Patent Rights and Foreground Know-How.
1.60.
“Fully Burdened Cost” means, with respect to any Licensed Compound or Licensed Product supplied by or on behalf of Mabworks to Climb hereunder:
(a)
if such Licensed Compound or Licensed Product (or any precursor or intermediate thereof) is manufactured by a Third Party manufacturer, the allocable portion of any actual amount invoiced to Mabworks by a Third Party without markup for such manufacturing, including certain reasonable costs of raw materials, cell bank manufacture, storage and maintenance, intermediates and components, reference materials or standards required for release testing, materials necessary to support stability studies (including methods, reference materials and consumables), drug substance and drug product manufacturing and associated process improvements, labelling and packaging, quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, storage and freight, shipping, tariffs, customs clearance and export fees, but excluding any internal costs (such as any costs for general overhead, communication, operating supplies or other equipment) incurred by Mabworks; and

(b)
if such Licensed Compound or Licensed Product (or any precursor or intermediate thereof) is manufactured by Mabworks or its Affiliate, the actual, fully burdened cost of such manufacturing, including the cost associated with cell bank manufacture, storage and maintenance and/or raw materials, direct labor and other reasonable and customary manufacturing-related costs for such Licensed Compound or Licensed Product. Such fully burdened costs will be calculated in accordance with U.S. GAAP, consistently applied and will be evidenced by invoices or other written documentation.
1.61.
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the ROW Territory, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law in the ROW Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.62.
“Global Study” means a clinical study designed to obtain Regulatory Approvals for the Licensed Products in multiple jurisdictions through the conduct of a Clinical Trial in multiple medical institutions, countries, regions, or territories and conducted as part of one unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.
1.63.
“Global Study Negotiation Period” has the meaning set forth in Section 4.3.1 (Agreement on Global Study).
1.64.
“Global Trademark” has the meaning set forth in Section 9.6.1 (Global Trademarks).
1.65.
“Governmental Authority” means any court, tribunal, arbitrator, agency, ministry, commission, authority, department, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state, or local authority or any political subdivision thereof, or any association of countries.
1.66.
“Government Official” means any official, officer, employee, or representative of (a) any Governmental Authority, (b) any public international organization or any department or agency thereof, or (c) any company or other entity owned or controlled by any Governmental Authority.
1.67.
“ICC” has the meaning set forth in Section 14.3.1 (ICC Arbitration).
1.68.
“ICH” has the meaning set forth in Section 1.16 (“cGMP”).
1.69.
“IFRS” has the meaning set forth in Section 1.1 (“Accounting Standards”).

1.70.
“IND” means an Investigational New Drug application as defined in the FFDCA, as amended, or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.
1.71.
“IND Acceptance” means, (a) with respect to an IND in the United States, the later of (i) the occurrence of 30 days following the FDA’s receipt of such IND if the FDA does not place a clinical hold with respect to such IND filing in such 30-day period and the IND filing has not been withdrawn in such 30-day period or

(ii) if the FDA places a clinical hold with respect to such IND during such 30-day period, the FDA’s notification of the lifting of such clinical hold and (b) with respect to an IND in a country other than the United States, the clearance of such IND in accordance with Applicable Law such that the Clinical Trial described in such IND may be initiated.

1.72.
“Indemnified Party” has the meaning set forth in Section 12.3 (Indemnification Procedure).
1.73.
“Indemnifying Party” has the meaning set forth in Section 12.3 (Indemnification Procedure).
1.74.
“Indication” means a separate and distinct disease, syndrome, disorder, or medical condition, that a Licensed Product is intended to treat, prevent, or ameliorate. For the purposes of this definition: (a) moving from one line of therapy to another within disease (e.g., moving from second-line therapy to first-line therapy) or changes in temporal position in a treatment algorithm for the same disease, in each case, will not be considered to be a new Indication; (b) a single Indication includes the primary disease and all variants (whether classified by severity or otherwise), sub-types, sub-divisions, or sub-classifications within such primary disease and all primary symptoms associated with such disease, and regardless of prophylactic or therapeutic use, pediatric or adult use, and irrespective of different formulation(s), dosage forms, dosage strengths, routes of administration, or delivery system(s) used; and (c) initiating a Clinical Trial or obtaining Regulatory Approval for use of a pharmaceutical or biological product in combination with another pharmaceutical or biological product, where a Clinical Trial had been initiated or Regulatory Approval obtained for such first pharmaceutical or biological product for use as monotherapy or in combination with a different pharmaceutical or biological product, will not be considered to be a new Indication.
1.75.
“Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), and as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.76.
“Initiation” means, with respect to a Clinical Trial of a Licensed Product, the dosing of the [**] human subject for such Clinical Trial.

1.77.
“Insolvency Event” means, with respect to a given Party, (a) that such Party has a receiver or similar officer appointed over all or substantially all of such Party’s assets, (b) the institution of any bankruptcy, receivership, insolvency, reorganization, or other similar proceedings by or against such Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, but only if such Party brings or consents to such proceedings or such proceedings are not dismissed within [**] after the filing thereof, (c) that such Party makes an assignment for the benefit of its creditors (other than relating to a solvent restructuring), or (d) any corporate action taken by the board of directors of such Party in furtherance of any of the foregoing actions.
1.78.
“JSC” and “Joint Steering Committee” have the meanings set forth in Section 3.2.1 (Purpose; Formation).
1.79.
“Joint Foreground Know-How” means any Foreground Know-How that is developed, conceived, or reduced to practice by one or more employee(s), contractor(s) or agent(s) of (a) Climb or its Affiliates and (b) Mabworks or its Affiliates, jointly with each other (including with a Third Party).
1.80.
“Joint Foreground Patent Rights” means any Foreground Patent Rights (a) Covering Joint Foreground Know-How or (b) Covering other inventions, in each case (a)-(b), developed, conceived, or reduced to practice by one or more employee(s), contractor(s) or agent(s) of (i) Climb or its Affiliates and (ii) Mabworks or its Affiliates, jointly with each other (including with a Third Party).
1.81.
“Joint Foreground Technology” means all Joint Foreground Know-How and Joint Foreground Patent Rights.
1.82.
“Know-How” means any proprietary commercial, scientific, or technical information, results, or data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, procedures, methods, techniques, specifications, formulations, formulae, knowledge, know-how, trade secrets, instructions, skill, experience, designs, drawings, assembly procedures, computer programs, records, improvements, modifications, techniques, assays, physical, chemical or biological materials, designs, protocols, data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological, non-clinical and clinical data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, results and data, regulatory data, Regulatory Materials, study designs and protocols, dosage regimens, control assays, assay standards and references, cells, cell lines, animal models, product specifications, marketing, pricing and distribution costs, inventions, processes, utilities, compositions of matter, articles of manufacture, creations, discoveries, findings, algorithms, forecasts, profiles, strategies, plans, results in any form whatsoever (in each case, whether or not patentable, copyrightable, or otherwise protectable), and any physical embodiments of any of the foregoing.
1.83.
“Licensed Compound” means (a) MIL116, (b) all derivative compounds associated with Mabworks’ MIL116 program, including, but not limited to, compounds that [**], and (c) any improvements, modifications and derivatives of the foregoing compounds in clauses (a) and (b).

1.84.
“Licensed Know-How” means any and all Know-How that is (a) owned or otherwise Controlled by Mabworks or any of its Affiliates as of the Effective Date or during the Term (including Mabworks’ interest in any Joint Foreground Know-How owned or Controlled by Mabworks or any of its Affiliates at any time during the Term) and (b) necessary or useful to Exploit the Licensed Compounds or Licensed Products in the Field.
1.85.
“Licensed Patent Rights” mean Patent Rights that (a) are owned or otherwise Controlled by Mabworks or any of its Affiliates as of the Effective Date or during the Term (including Mabworks’ interest in any Joint Foreground Patent Rights owned or Controlled by Mabworks or any of its Affiliates at any time during the Term), and (b) Cover any Licensed Know-How or are otherwise necessary or useful to the Exploitation of the Licensed Compounds or Licensed Products in the Field. All Licensed Patent Rights as of the Effective Date are set forth in Schedule 1.85 (Licensed Patent Rights as of the Effective Date); provided that, any Patent Right existing as of the Effective Date that otherwise would be included in the definition of Licensed Patent Rights but is not included on Schedule 1.85 (Licensed Patent Rights as of the Effective Date) will still be considered a Licensed Patent Right.
1.86.
“Licensed Product” means any product containing a Licensed Compound as an Active Ingredient, in all forms, formulations, and presentation, whether alone or in combination with one or more other Active Ingredients.
1.87.
“Licensed Technology” means, collectively, the Licensed Patent Rights and the Licensed Know-How. For clarity, the Licensed Technology includes all Mabridge Technology.
1.88.
“Losses” has the meaning set forth in Section 12.1 (Indemnification by Climb).
1.89.
“Mabridge Technology” means any Patent Rights or Know-How that are owned or otherwise Controlled by Beijing Mabridge Biopharmaceutical Co., Ltd as of the Effective Date and during the Term that are necessary or useful for the Exploitation of the Licensed Compounds or Licensed Products in the Field, including any rights of Beijing Mabridge Biopharmaceutical Co., Ltd in, or related to, the [**] production cell line, or any other cell lines used in connection with the Licensed Compound or Licensed Products.
1.90.
“Mabworks” has the meaning set forth in the preamble.
1.91.
“Mabworks Indemnitee(s)” has the meaning set forth in Section 12.1 (Indemnification by Climb).
1.92.
“Major European Country” means [**].
1.93.
“Manufacture,” “Manufactured” or “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, and storing of compounds or products, but excluding activities directed to Development or Commercialization.
1.94.
“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom or any successor entity.

1.95.
“MIL116” means the compound described in Schedule 1.95 (MIL116).
1.96.
“MTT Plan” has the meaning set forth in Section 6.4.1 (Initial Transfer; MTT Plan).
1.97.
“Net Sales” means, with respect to any of the Licensed Products in the ROW Territory, the [**] Notwithstanding any provision to the contrary set forth in this Agreement, in the case of any transfer of any Licensed Product between or among Climb and its Affiliates or Sublicensees for resale, Net Sales will be determined based on the resale made by Climb or such Affiliate or Sublicensee to a Third Party (and not the sale among Climb and its Affiliates and Sublicensees).

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any product which comprises the Licensed Product and other active compound(s), ingredient(s) or device(s), where such product is sold for a single price), the Net Sales of the Licensed Product, for the purposes of determining royalty and Sales Milestone Payments, shall be determined by [**]. In the event that the weighted average sale price in the prior Calendar Quarter of the Licensed Product can be determined but the weighted average sale price in the prior Calendar Quarter of the other active compound(s), ingredient(s) or device(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**]. In the event that the weighted average sale price in the prior Calendar Quarter of the other active compound(s), ingredient(s) or device(s) can be determined but the weighted average sale price in the prior Calendar Quarter of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of both the Licensed Product and the other active compound(s), ingredient(s) or device(s) in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to the mutually agreed (by the Parties) percentage of the Net Sales of the Combination Product, based on the relative value or cost of the Licensed Product and other active compound(s), ingredient(s) or device(s) in such Combination Product.

1.98.
“New License Agreement” has the meaning set forth in Section 13.3.5 (Sublicense Survival).
1.99.
“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or any successor agency(ies) or authority having substantially the same function.
1.100.
“Non-Breaching Party” has the meaning set forth in Section 13.2.2 (Termination for Material Breach).
1.101.
“Non-Licensed IP” has the meaning set forth in Section 1.143 (“Sublicense Income”).
1.102.
“Other Covered Party” means any political party or political party official, or any candidate for political office.
1.103.
“Party” or “Parties” has the meaning set forth in the preamble.

1.104.
“Patent Prosecution” means, with respect to a Patent Right, all activities directed to (a) preparing, filing, and prosecuting applications (of all types) for such Patent Right through issuance, as well as all post-issuance activities not involving a Third Party challenger, including for example ex parte re-examinations, reissues and appeals and other similar proceedings with respect to such Patent Right (but excluding the defense of challenges to such Patent Right as a counterclaim in an infringement proceeding) with respect to the particular Patent Right, and any appeals therefrom, and actions to obtain Patent Term Extensions and supplementary protection certificates with respect to such Patent Right and the like, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right. For clarification, “Patent Prosecution” will not include any other enforcement actions taken with respect to a Patent Right.
1.105.
“Patent Rights” means all national, regional and international patents and patent applications, including provisional and non-provisional applications, priority applications, patent cooperation treaty (PCT) applications, divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, any confirmation patent or registration patent or patent of addition based on any such patent, any inventor’s certificates, and supplementary protection certificates and equivalents to any of the foregoing.
1.106.
“Patent Term Extension” means any patent term extension under 35 U.S.C. § 156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates and any other extensions that are available as of the Effective Date or become available during the Term.
1.107.
“Person” means any person, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity not specifically listed herein.
1.108.
“Pharmacovigilance Agreement” has the meaning set forth in Section 5.7 (Adverse Events Reporting).
1.109.
“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Product that generally provides for the first introduction into humans of such Licensed Product with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, that would satisfy the requirements of a country’s or region’s equivalent of 21 C.F.R. § 312.21(a), as amended (or its successor regulation).
1.110.
“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product conducted to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of determining the safety and efficacy of such Licensed Product for a particular indication or indications, and that would satisfy the requirements of a country’s or region’s equivalent of 21 CFR § 312.21(b), as amended (or its successor regulation).
1.111.
“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product designed to support filing for Regulatory Approval of such Licensed Product and that would satisfy the requirements of a country’s or region’s equivalent of 21 CFR § 312.21(c), as amended (or its successor regulation).

1.112.
“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor entity.
1.113.
“Prior CDA” has the meaning set forth in Section 10.7 (Prior CDA).
1.114.
“Product Infringement” has the meaning set forth in Section 9.3.2 (Product Infringement).
1.115.
“Product Marks” means any Trademark (whether registered or unregistered) for use on, with or to refer to a Licensed Product (including on packaging and labeling) or used with patient support or other information or services or product materials, including promotional, training, and medical education materials, associated with a Licensed Product during the Term, including related internet domain names. Notwithstanding the foregoing, Product Mark expressly excludes any Company Mark or any Global Trademark.
1.116.
“Proposed Terms” has the meaning set forth in Section 14.4.2 (Proposal of Terms).
1.117.
“Quality Agreement” means an agreement between the Parties on standard terms and conditions for the pharmaceutical industry that outlines the operational responsibilities of each Party with respect to quality assurance and quality control of the Licensed Compounds or Licensed Products supplied under this Agreement.
1.118.
“RA Capital” has the meaning set forth in Section 1.3 (“Affiliate”).
1.119.
“Receiving Party” has the meaning set forth in Section 1.33 (“Confidential Information”).
1.120.
“Registrational Trial” means, with respect to a Licensed Product, any (a) Phase 3 Clinical Trial for such Licensed Product, (b) Clinical Trial that is agreed and designated by a Regulatory Authority to be a pivotal trial or registrational trial sufficient to form the basis for submitting an application for Regulatory Approval of such Licensed Product, based on guidance or discussions with such Regulatory Authority; or (c) Clinical Trial subsequently determined to be the basis for submitting an application for Regulatory Approval of such Licensed Product.
1.121.
“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority for the Manufacture and Commercialization of the Licensed Product in a given jurisdiction, including Reimbursement Approval in any applicable jurisdiction.
1.122.
“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Licensed Product, including the FDA, NMPA, MHRA, EMA, PMDA, and any corresponding national or regional regulatory authorities.
1.123.
“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from, or otherwise conducted with a Regulatory Authority regarding the Licensed Products, including any ethics committee approval, IND, BLA, or Regulatory Approval.

1.124.
“Reimbursement Approval” means (a) the approval, agreement, determination, or governmental decision establishing a price for the applicable Licensed Product that can be legally charged to consumers, if required or desirable in a given jurisdiction or country in connection with Commercialization of such Licensed Product in such jurisdiction or country; and (b) the approval, agreement, determination, or governmental decision establishing the level of reimbursement for such Licensed Product that will be reimbursed by Governmental Authorities, if required or desirable in a given jurisdiction or country in connection with the Commercialization of such Licensed Product in such jurisdiction or country.
1.125.
“Remedial Action” has the meaning set forth in Section 5.11 (Remedial Actions).
1.126.
“Residual Knowledge” has the meaning set forth in Section 10.10 (Residual Knowledge).
1.127.
“ROFR” has the meaning set forth in Section 2.5 (Right of First Refusal).
1.128.
“ROFR Exercise Notice” has the meaning set forth in Section 2.5.1 (ROFR Exercise).
1.129.
“ROFR Exercise Notice Period” has the meaning set forth in Section 2.5.1 (ROFR Exercise).
1.130.
“ROFR Notice” has the meaning set forth in Section 2.5.1 (ROFR Exercise).
1.131.
“ROFR Negotiation Period” has the meaning set forth in Section 2.5.2 (Negotiation).
1.132.
“ROW Development Plan” has the meaning set forth in Section 1.41 (“Development Plan”).
1.133.
“ROW Territory” means the entire world, excluding the China Territory.
1.134.
“Royalty Term” has the meaning set forth in Section 8.4.2 (Royalty Term).
1.135.
“Sales Milestone Event” has the meaning set forth in Section 8.3.1 (Sales Milestones).
1.136.
“Sales Milestone Payment” has the meaning set forth in Section 8.3.1(Sales Milestones).
1.137.
“SEC” has the meaning set forth in Section 10.6 (Certain Disclosures).
1.138.
“Selling Party” has the meaning set forth in Section 1.97 (“Net Sales”).
1.139.
“Settlement Sublicensee” means a Third Party to which Climb, its Affiliates, or its Sublicensees grants a sublicense to settle or avoid litigation on any Patent Right claim or dispute related to (a) the alleged infringement by a Licensed Product or the Exploitation thereof of any Patent Rights or other intellectual property of such Third Party or (b) the alleged non-infringement, invalidity or unenforceability of or challenge against any Patent Rights Covering a Licensed Product or the Exploitation thereof.
1.140.
“Sharing Party” has the meaning set forth in Section 5.5.1 (Regulatory Materials).
1.141.
“Subcommittee” has the meaning set forth in Section 3.3 (Other Committees).

1.142.
“Subcontractor” means a Third Party engaged by Climb or its Affiliates or Sublicensees to conduct any activities under this Agreement on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) Third Party Distributors (whether exclusive or non-exclusive), distribution service providers and wholesalers, in each case ((a)-(c)), whether or not granted a sublicense under the Licensed Technology to perform such activities (including in the case of (c), Commercialization activities).
1.143.
“Sublicense Income” means any payments received by Climb or its Affiliates from a Sublicensee under a Sublicense Transaction as consideration for, and that are reasonable allocable to, the sublicense of Climb’s or its Affiliates’ rights to Develop, Manufacture, Commercialize, or otherwise Exploit the Licensed Compounds or Licensed Products under Section 2.1 (License Grants), including upfront payments, milestone payments (provided that if a milestone event under such Sublicense Transaction is substantially similar to, or is otherwise achieved based on, the milestone event set forth in Sections 8.2 (Development Milestone Payments) or 8.3 (Sales Milestone Payments), then only the portion of the milestone payment under such Sublicense Transaction greater than the corresponding milestone payment set forth in Sections 8.2 (Development Milestone Payments) or 8.3 (Sales Milestone Payments) will be considered Sublicense Income), success fees, bonus fees, maintenance fees, any shares or other securities obtained from the Sublicensee or its Affiliate, or other payments of a similar nature, minus Climb’s reasonable business development and transaction costs related to negotiating and executing such Sublicense Transaction (including all reasonable legal fees incurred in negotiating such Sublicense Transaction). Notwithstanding the foregoing, Sublicense Income expressly excludes:

[**].

Without limiting the foregoing exclusions, in the event that Climb or its Affiliates grants rights to Develop, Manufacture, Commercialize or otherwise Exploit a Combination Product under a Sublicense Transaction, the consideration received by Climb or its Affiliates under such Sublicense Transaction for the grant of Climb’s rights related to the other Active Ingredient that is not a Licensed Compound (“Non-Licensed IP”) shall not be considered Sublicense Income, the Parties shall reasonably determine in good faith the relative value that will be assigned to (a) Climb’s sublicense of its rights under Section 2.1 (License Grants) and (b) and the license or sublicense of rights related to the Non-Licensed IP. Such relative valuation will then be used to determine the portion of consideration received pursuant to the applicable Sublicense Transaction that will be considered to be Sublicense Income for purposes of calculating the Sublicense Payments under Section 8.6 (Sublicense Payments).

1.144.
“Sublicense Payments” has the meaning set forth in Section 8.6.3 (Sublicense Payments).
1.145.
“Sublicense Transaction” has the meaning set forth in Section 8.6.1 (Sublicense Payments).
1.146.
“Sublicensee” means any Person, excluding any Subcontractor or Settlement Sublicensee, to whom Climb grants a sublicense of, or other authorization or permission granted under, the rights granted to Climb in Section 2.1 (License Grants).
1.147.
“Support Memorandum” has the meaning set forth in Section 14.4.2 (Proposal of Terms).

1.148.
“Tax” means any form of tax or taxation, levy, duty, charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.
1.149.
“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.
1.150.
“Term” has the meaning set forth in Section 13.1 (Term).
1.151.
“Terminated Compound” means (a) any Licensed Compound with respect to which this Agreement is terminated pursuant to Article 13 (Term and Termination), and (b) in the event of termination of this Agreement in its entirety, all Licensed Compounds.
1.152.
“Terminated Country” means (a) any country previously in the ROW Territory with respect to which this Agreement is terminated pursuant to Article 13 (Term and Termination), and (b) in the event of termination of this Agreement in its entirety, all countries in the ROW Territory.
1.153.
“Terminated Product” means (a) any Licensed Product with respect to which this Agreement is terminated pursuant to Article 13 (Term and Termination), and (b) in the event of termination of this Agreement in its entirety, all Licensed Products.
1.154.
“Territory” means (a) with respect to Climb, the ROW Territory and (b) with respect to Mabworks, the China Territory.
1.155.
“Third Party” means a Person other than Mabworks, Climb, and their respective Affiliates.
1.156.
“Third Party Distributor” means any Third Party that purchases Licensed Product from Climb or its Affiliates, or Sublicensees, takes title to such Licensed Product, and distributes such Licensed Product directly to customers.
1.157.
“Third Party Expert” has the meaning set forth in Section 14.4.1 (Baseball Arbitration Procedure).
1.158.
“Third Party Infringement Claim” means any claim or assertion by a Third Party that any aspect of the Exploitation of any Licensed Compound or Licensed Product by a Party or its Affiliates or Sublicensees or licensees infringes upon any Patent Right(s) or other rights that are owned or otherwise controlled by such Third Party, including any demand that a Party enter into a license, covenant not to sue or similar agreement, including any demand that a Party cease and desist any aspect of the Exploitation of any Licensed Compound or Licensed Product and including any and all adverse actions, claims, suits, allegations or proceedings with respect to the foregoing.

1.159.
“Third Party Payments” means the pro rata portion of all payments (including for royalties, lump sum payments, upfront payments, costs, damages, judgements and awards) reasonably attributable to the Exploitation of the Licensed Compounds or Licensed Products that Climb or its Affiliates or Sublicensees pay to a Third Party for a license under any Patent Rights or Know-How owned or otherwise controlled by such Third Party that are necessary or reasonably useful for the Exploitation of the Licensed Compounds or Licensed Products in the Field.

1.160.
“Trademark” means any mark that is used or intended to be used to identify goods or services; distinguish goods or services; indicate the source of goods or services, even if that source is unknown; or certify the origin, material, mode of manufacture, quality, accuracy, or other characteristic of goods or services; regardless of whether such mark is registered with the United States Patent and Trademark Office or other analogous entity.
1.161.
“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).
1.162.
“U.S.” or “United States” means United States of America, including all possession and territories thereof.
1.163.
“U.S. cGMP” has the meaning set forth in Section 1.16 (“cGMP”).
1.164.
“U.S. GAAP” has the meaning set forth in Section 1.1 (“Accounting Standards”).
1.165.
“Upstream In-Licenses” means the agreements set forth in Schedule 1.165 (Upstream In-Licenses), under which Mabworks or its Affiliates in-licenses any of the Licensed Technology from a Third Party.
1.166.
“Valid Claim” means, with respect to a particular country, (a) a claim of a granted and unexpired patent in such country that (i) has not been held permanently revoked, unenforceable, unpatentable, or invalid by a decision of a court or governmental body of competent jurisdiction, such decision being final and either unappealable or unappealed within the time allowed for appeal, (ii) has not been subject to irretrievable lapse, abandonment, revocation, disclaimer, or dedication to the public, and (iii) is not admitted to be unenforceable, unpatentable, or invalid through reissue; or (b) a pending claim of a pending patent application in such country that (i) was filed and is being prosecuted in good faith, and (ii) has not been finally cancelled, finally rejected, withdrawn, expired, or abandoned, without the opportunity for appeal; but excluding any such pending claim that has not granted within five years following the earliest date for which such pending patent application could claim priority.
1.167.
“VAT” means value added tax or any similar Tax that is chargeable in a jurisdiction.
1.168.
“Withholding Tax Relief” has the meaning set forth in Section 8.7.3 (Cooperation and Assistance).

Article 2

Technology TRANSFER AND LICENSES

2.1.
Technology Transfer And License Grants.
2.1.1.
Technology Transfer. Subject to the terms of this Agreement (including Section 4.7 (Development Technology Transfer and Assistance), Section6.4 (Manufacturing Know-How Transfer and Assistance) and Section 9.2.3 (Existing PCT Application) and other relevant provisions of this Agreement), and without limiting the terms of this Agreement, Mabworks will transfer to Climb the Licensed Know-How and the prosecution rights for the Existing PCT Application, with the transfer dates being those respectively stipulated herein. The specific arrangements for such transfers shall be governed by Section 4.7 (Development Technology Transfer and Assistance), Section 6.4 (Manufacturing Know-How Transfer and Assistance) and Section 9.2.3 (Existing PCT Application), as applicable. In respect of such transfer, the license grants set forth in Section 2.1.2 (Exclusive Grant in the ROW Territory), Section 2.1.3 (Non-Exclusive Manufacturing License in the China Territory) and Section 2.1.4 (Non-Exclusive Development License for Global Study in the China Territory), as well as other rights and obligations of both Parties, Climb is required to make payments to Mabworks in accordance with Article 8 (Financial Provisions) of this Agreement.
2.1.2.
Exclusive Grant in the ROW Territory. Mabworks hereby grants and agrees to grant to Climb an exclusive (even as to Mabworks and its Affiliates), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2.1 (Sublicenses), under the Licensed Technology to Develop, Manufacture, Commercialize, and otherwise Exploit the Licensed Compounds and Licensed Products in the Field in the ROW Territory.
2.1.3.
Non-Exclusive Manufacturing License in the China Territory. Mabworks hereby grants and agrees to grant to Climb a non-exclusive license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2.1 (Sublicenses), under the Licensed Technology to Manufacture or have Manufactured the Licensed Compounds and the Licensed Products in the China Territory solely to Develop, Commercialize, and otherwise Exploit such Licensed Compounds or Licensed Products by or on behalf of Climb and its Affiliates and Sublicensees in the ROW Territory, provided that such grant of rights to Manufacture shall not affect Mabworks’ retained rights with respect to the China Territory, and if Mabworks believes that Climb’s Manufacturing activities in the China Territory are materially adversely affecting Mabworks’ activities in the China Territory under this Agreement, the Parties will discuss in good faith potential resolutions upon a request by Mabworks.
2.1.4.
Non-Exclusive Development License for Global Study in the China Territory. Mabworks hereby grants and agrees to grant to Climb a non-exclusive license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2.1 (Sublicenses), under the Licensed Technology to Develop the Licensed Compounds and the Licensed Products in the China Territory in accordance with a Global Study pursuant to Section 4.3 (Global Study), provided that

(a)
such Global Study in the China Territory may only be conducted in collaboration with Mabworks or, if Mabworks notifies Climb that it does not wish to participate in the Global Study, then with Mabworks’ prior written consent (not to be unreasonably withheld, conditioned or delayed) and (b) other than as set forth in Section 4.3 (Global Study), such grant of rights to Climb to Develop in the China Territory shall not affect Mabworks’ retained rights with respect to the China Territory. For the avoidance of doubt, any Global Study conducted in the China Territory shall be used by Climb or its Affiliates or Sublicensees solely to Develop, Commercialize, and otherwise Exploit the Licensed Compounds or Licensed Products by or on behalf of Climb and its Affiliates and Sublicensees in the ROW Territory and shall not be used by Climb or its Affiliates or Sublicensees for applying for Regulatory Approval for such Licensed Compound or Licensed Products with the NMPA in China.
2.2.
Right to Sublicense and Subcontract.
2.2.1.
Sublicenses. Subject to this Section 2.2.1 (Sublicenses), Climb may grant sublicenses of the rights granted to it under Section 2.1 (License Grants) to any of its Affiliates or to any Third Party, including to any Subcontractor to the extent a sublicense of the rights granted to Climb hereunder is necessary for such Subcontractor to satisfy its obligations. Any such sublicense will be consistent with the terms of this Agreement (including, for clarity, requiring any Sublicensees that sell Licensed Products to report to Climb relevant details concerning Net Sales made by such Sublicensee so that Climb can comply with its obligations under Section 8.4.6 (Royalty Reports; Payments)) and obligate the Sublicensee or Subcontractor, as applicable, to comply with the applicable terms of this Agreement. Notwithstanding any sublicense, Climb will remain liable to Mabworks for the performance of all of its obligations under, and Climb’s compliance with all provisions of, this Agreement, and for the performance of all obligations of its Affiliates and Sublicensees as required under this Agreement.
2.2.2.
Subcontracting. Climb will have the right to engage Subcontractors to conduct activities for any Development, Manufacturing, Commercialization, or other Exploitation of the Licensed Compounds and the Licensed Products in the ROW Territory (or in the China Territory solely to Manufacture or have Manufactured the Licensed Compounds and the Licensed Products in accordance with Climb’s rights under Section 2.1.3 (Non-Exclusive Manufacturing Licensed in the China Territory)) under this Agreement. Climb will remain responsible for any obligations that have been delegated or subcontracted to any Subcontractor, and will be responsible for the performance of its Subcontractors.

2.3.
No Other Rights and Retained Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Know‑How, Patent Rights, or other intellectual property of the other Party, including tangible or intangible items owned, Controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, pursuant to this Agreement. Any rights not expressly granted by a Party under this Agreement are hereby retained by such Party. In addition, except as expressly set forth in this Agreement (including under Article 8 (Financial Provisions) ), Mabworks acknowledges and agrees that the exercise of the rights granted to Climb under this Agreement (including pursuant to Section 2.1 (License Grants) and Section 2.2 (Rights to Sublicense and Subcontract)) shall not require any additional payments to be made by Climb (or its Affiliates, Sublicensees or Subcontractors) to Mabworks or its Affiliates or any Third Party.
2.4.
Exclusivity.
2.4.1.
Exclusivity Obligations. During the Term, Mabworks will not, itself or through its Affiliates (a) Develop, Manufacture, Commercialize, or otherwise Exploit any Competitive Product, or (b) collaborate or partner with, or otherwise enable, any Third Parties to Develop, Manufacture, Commercialize, or otherwise Exploit any Competitive Product; in each case ((a) and (b)) in the Field in the ROW Territory. For the purpose of clarity, the obligation provided in this Section 2.4.1 does not apply to Mabworks’ activities with respect to the China Territory.
2.4.2.
Change of Control. Notwithstanding the provisions of Section 2.4.1 (Exclusivity Obligations), if there is a Change of Control involving Mabworks (where Mabworks is the acquired entity), then the obligations of Section 2.4.1 (Exclusivity Obligations) will not apply to any Competitive Product that is controlled, as of or prior to such Change of Control, by the relevant acquirer or any of its Affiliates that were not Affiliates of Mabworks prior to the relevant Change of Control; provided that (a) Mabworks, the acquirer, and such Affiliates establish and enforce internal processes, policies, procedures, and systems to segregate information relating to any such Competitive Product from any Confidential Information related to the Licensed Compounds and Licensed Products, (b) the acquirer and such Affiliates do not use, directly or indirectly, any Patent Rights, Know-How, or Confidential Information of Mabworks (including any Patent Rights, Know-How, or Confidential Information licensed to or acquired by Mabworks from Climb under this Agreement) to Exploit any such Competitive Product, and (c) Mabworks and the acquirer will segregate all activities relating to any such Competitive Product from the Development, Manufacture, Commercialization and other Exploitation of the Licensed Compounds and Licensed Products, including ensuring that no personnel who were employees or consultants of Mabworks or its Affiliates at any time prior to or after the Change of Control conducts any activities to Develop, Manufacture, Commercialize, or otherwise Exploit any such Competitive Product. Mabworks will document the establishment of the safeguards set forth in clauses (a) through (c) above by reasonable written records and provide such written records to Climb upon reasonable written request.

2.5.
Right of First Refusal. During the Term and on the terms set forth herein, on a Climb APRIL Product-by-Climb APRIL Product basis, Climb hereby grants to Mabworks a right of first refusal to Develop and Commercialize such Climb APRIL Product in the China Territory (“ROFR”).
2.5.1.
ROFR Exercise. Climb will notify Mabworks in writing if, at any time during the Term, Climb has decided to enter into good faith negotiations with a Third Party, or has received a proposal from a Third Party to which Climb or its Affiliates intend to respond by entering into good faith negotiations with such Third Party, regarding an agreement under which Climb or its Affiliates would grant rights (whether by license, sublicense, partnership, collaboration, or otherwise, but excluding a Change of Control of Climb) to Develop and Commercialize a Climb APRIL Product in the China Territory (such notice, a “ROFR Notice”). Together with such notice, Climb will provide to Mabworks a high-level summary of (a) the Climb APRIL Product and (b) the results of activities performed by Climb with respect to such Climb APRIL Product to date. Mabworks will have [**] from receipt of the ROFR Notice (the “ROFR Exercise Notice Period”) to deliver a written notice to Climb of Mabworks’ desire to exercise the ROFR for such Climb APRIL Product (any such notice, a “ROFR Exercise Notice”).
2.5.2.
Negotiation. If Mabworks delivers a ROFR Exercise Notice to Climb within the applicable ROFR Exercise Notice Period, then the Parties will negotiate in good faith for at least [**] from the date of the ROFR Exercise Notice (the “ROFR Negotiation Period”), an agreement that would grant Mabworks or its Affiliates rights to Develop and Commercialize such Climb APRIL Product(s) in the China Territory. At any time during the ROFR Negotiation Period, Mabworks may indicate in writing to Climb that it no longer wishes to be granted rights with respect to such Climb APRIL Product(s) and the ROFR Negotiation Period shall thereby terminate.
2.5.3.
Failure to Agree; Failure to Respond; Termination of ROFR Negotiation Period. If (a) the Parties have not agreed upon terms prior to the expiration of the ROFR Negotiation Period, (b) Mabworks terminates the ROFR Negotiation Period, or (c) Mabworks does not provide a ROFR Exercise Notice to Climb within the applicable ROFR Exercise Notice Period, then Climb or its Affiliate may (i) pursue negotiations regarding (and, if applicable, consummate) a transaction granting rights (including by license, transfer or assignment) to Develop and Commercialize the applicable Climb APRIL Product(s) with any Third Party in the China Territory or (ii) Develop and Commercialize such Climb APRIL Product(s) for its own purposes in the China Territory; provided that, solely with respect to clause (a), for a period of [**] following the expiration of the ROFR Negotiation Period, Climb or its Affiliates may not enter into any such agreement with such Third Party in clause (i) on terms, when viewed as a whole, that are less favorable to Climb as compared to the terms and conditions in the last proposal submitted to Climb by Mabworks with respect thereto. For clarity, in such case, such Climb APRIL Product will no longer be subject to the ROFR, and Climb will not be required to provide any further ROFR Notice with respect to such Climb APRIL Product.

2.6.
Gray Market Restrictions.
2.6.1.
Of Climb. Climb hereby covenants and agrees that it will not knowingly, and will use reasonable efforts to ensure that its Affiliates and Sublicensees will not knowingly, either directly or indirectly, promote, market any Licensed Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) in the China Territory.

Climb will not engage, and will use reasonable efforts to ensure that its Affiliates and Sublicensees do not engage, in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other buyers or users located in the China Territory, or solicit orders from any prospective customer or other buyer or user located in the China Territory. If Climb or its Affiliates or Sublicensees receive any order for the Licensed Products from a prospective customer or other buyer or user located in the China Territory, then Climb will use reasonable efforts to refer that order to Mabworks, and Climb will use reasonable efforts to not accept any such orders. Climb will use reasonable efforts to not, and will use reasonable efforts to ensure that its Affiliates and Sublicensees do not, knowingly deliver or tender (or cause to be delivered or tendered) any Licensed Product in the China Territory.

2.6.2.
Of Mabworks. Mabworks hereby covenants and agrees that it will not knowingly, and will use reasonable efforts to ensure that its Affiliates and licensees or sublicensees do not knowingly, either directly or indirectly, promote, market any Licensed Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) in the ROW Territory. Mabworks will not engage, and will use reasonable efforts to ensure that its Affiliates and licensees or sublicensees do not engage, in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other buyers or users located in any country or jurisdiction in the ROW Territory, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction in the ROW Territory. If Mabworks or its Affiliates or licensees or sublicensees receive any order for the Licensed Products from a prospective customer or other buyer or user located in a country or jurisdiction in the ROW Territory, then Mabworks will use reasonable efforts to refer that order to Climb, and Mabworks will use reasonable efforts to not accept any such orders. Mabworks will use reasonable efforts to not, and will use reasonable efforts to ensure that its Affiliates, licensees, and sublicensees will not, knowingly deliver or tender (or cause to be delivered or tendered) any Licensed Product in the ROW Territory.

Article 3

GOVERNANCE

3.1.
Alliance Managers. Within [**] after the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development, Manufacture, and Commercialization issues as well as the terms of this Agreement) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers will facilitate the flow of information and otherwise promote communication, coordination, and collaboration between the Parties, providing a single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.
3.2.
Joint Steering Committee.
3.2.1.
Purpose; Formation. Within [**] after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee the worldwide Development of the Licensed Compounds and Licensed Products and share data and information between the Parties with respect to such Development.
3.2.2.
Membership. The JSC will be composed of an equal number of representatives from each Party and a minimum of [**] representatives of each Party who have the appropriate and direct knowledge and expertise and requisite decision-making authority. The Alliance Manager for a Party may also serve as a representative for such Party on the JSC. Each Party may replace any of its representatives on the JSC upon written notice to the other Party. Each Party will appoint one of its JSC representatives to act as a co-chairperson of the JSC. The co-chairpersons or their designees, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing draft minutes of each meeting within [**] thereafter. Such minutes will not be finalized until all JSC members have had [**] to review and confirm the accuracy of such minutes.
3.2.3.
Meetings. The JSC will hold meetings at such times as it elects to do so but no less frequently than [**] until the First Commercial Sale of the Licensed Product in the ROW Territory, unless otherwise agreed by the Parties. Thereafter, the JSC will hold meetings at such frequencies as determined by the JSC, and, in any event, no less frequently than [**]. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. The JSC may meet in-person, by videoconference or by teleconference, as mutually agreed by the Parties. Each Party will be responsible for all of its own expenses of participating in the JSC meetings.

3.2.4.
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party will (a) provide prior written notice to the other Party and (b) ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
3.2.5.
Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:
(a)
provide a forum for the discussion of the Parties’ Development activities, including pre-clinical and clinical data, under this Agreement (and Manufacturing activities to support such Development activities) at an operational level, including any progress, major events, and milestones with respect thereto;
(b)
review, discuss and determine whether to approve each Development Plan (including each China Development Plan and ROW Development Plan) and any amendments thereto, as further described in Section 4.2 (Development Plans);
(c)
review and discuss each Party’s summary of Development activities performed, as further described in Section 4.3 (Development Report);
(d)
review, discuss and determine whether to approve the MTT Plan and any amendments thereto, as further described in Section 6.4.1 (MTT Plan; Initial Transfer);
(e)
review and discuss (i) any updates related to the prosecution of the Existing PCT Application, including with respect to nationalizing such application and the prosecution of patent applications before national (or regional) patent offices claiming priority from such Existing PCT Application as further described in Section 9.2.3 (Existing PCT Application), and (ii) Patent Right cooperation activities as further described in Section 9.2.2 (Cooperation); and
(f)
perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the written agreement of the Parties.

3.3.
Other Committees. The JSC may, by mutual agreement, form such other committees or working groups as may be necessary or desirable to facilitate activities under this Agreement and delegate certain responsibilities of the JSC to such committees or working groups (“Subcommittees”). Any dispute arising from such committees or working groups will be escalated to the JSC for resolution.
3.4.
Limitation of Authority. The authority of each of the JSC and any Subcommittees will be limited to those matters expressly delegated to the JSC in this Agreement. Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in the JSC or any Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. In addition to any other exclusions from or limitations on its authority set forth in this Article 3 (Governance) or elsewhere in this Agreement, the JSC or any Subcommittee will have no right, power, or authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.5.
Decision-Making.
3.5.1.
General Decision-Making Process. The JSC will make decisions as to matters within its jurisdiction unanimously, which may be reflected in the minutes of the committee meeting or by an action by written consent signed by the co-chairperson appointed by each Party or his or her designee identified in writing (for the purpose of this Section 3.5.1 (General Decision-Making Process), consent via email will be allowed). Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “align,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.5 (Decision‑Making), including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.2.5 (Specific Responsibilities of the JSC) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.5 (Decision‑Making).
3.5.2.
Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 3.5.2 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any matter within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [**] (or such shorter period of time to address a matter a Party reasonably believes is urgent), then:

(a)
if such matter is solely related to the China Territory, such matter shall be finally decided by Mabworks, provided that Mabworks may not make any decision (or take any action) that Climb believes in good faith would materially adversely affect the Development, Manufacture, Regulatory Approval or Commercialization of the Licensed Compounds and the Licensed Products in the ROW Territory (which reasonable belief is communicated by written notice by Climb to the JSC); and provided further that such decision or action is not otherwise in violation of Section 3.5.3 (Limitations to Final-Decision Making Authority);
(b)
other than matters subject to Section 3.5.2(a) (Decisions of the JSC), such matter shall be finally decided by Climb; provided that if Mabworks notifies the JSC in writing within [**] of Climb’s decision under this Section 3.5.2(b) (Decisions of the JSC) that it believes in good faith that a decision or action by Climb under this Section 3.5.2(b) (Decisions of the JSC) would materially adversely affect the Development, Manufacture, Regulatory Approval or Commercialization of the Licensed Compounds and Licensed Products in the China Territory, then Climb will offer to discuss in good faith with Mabworks, during a [**] period (as may be extended by mutual agreement of the Parties) following the receipt of such notice by the JSC from Mabworks, the basis of Mabworks’ belief and any potential alternatives; provided further that if Mabworks provides such notice within such [**] period, then after such [**] period, and notwithstanding the foregoing, any such matter shall be finally decided by Climb at its sole discretion; and provided further still that such decision or action is not otherwise in violation of Section 3.5.3 (Limitations to Final-Decision Making Authority);
3.5.3.
Limitations to Final Decision-Making Authority. Notwithstanding any provisions to the contrary in this Section 3.5 (Decisions Making), a Party’s exercise of its final decision-making authority under this Section 3.5 (Decisions-Making) must comply with the following:
(a)
such Party’s decision must be consistent in all material respects with the terms and conditions of this Agreement;
(b)
such Party may not impose any obligation on the other Party or waive any right or remedy of the other Party under this Agreement; and
(c)
such Party may not require the other Party to violate any Applicable Law or ethical requirement.

3.5.4.
Disputes. If a Party disagrees on whether any proposed decision by the other Party can reasonably be expected to materially adversely affect the Development, Manufacture, Regulatory Approval or Commercialization of the Licensed Compounds and the Licensed Products in the ROW Territory or the China Territory pursuant to Section 3.5.2 (Decisions of the JSC), such Party may submit such dispute to be resolved in accordance with this Section 3.5.4 (Disputes). The Parties shall first refer such dispute to the Executive Officers pursuant to Section 14.2 (Resolution by Executive Officers). If the Executive Officers fail to resolve such dispute within [**] (or such shorter period of time to address a matter a Party reasonably believes is urgent), then a Party may submit such dispute to be decided by a panel of three independent Third Party experts, with one expert selected by each Party, and the third expert selected jointly by the two experts selected by the Parties. All such experts shall be independent of both Parties and shall have at least [**] of experience in the worldwide Development, Manufacture and Commercialization of pharmaceutical products (or such other similar credentials as mutually agreed by the Parties). Such Third Party expert panel shall be instructed to render its decision within [**] of the date that such matter is referred to such Third Party expert panel. The administrative fees of the Third Party experts shall be borne by the Party that fails the dispute. Except in cases of fraud or manifest error on the part of such Third Party expert panel, the decision of such Third Party expert panel shall be final and binding on the Parties. The status quo of such matter shall persist until the matter is resolved by such Third Party expert panel. For clarity, any dispute subject to this Section 3.5.4 (Disputes) shall not be eligible for resolution pursuant to Section 14.3 (Binding Arbitration).

Article 4

DEVELOPMENT

4.1.
General. Subject to the terms of this Agreement, Climb will have sole control over, and decision-making authority with respect to, the Development of the Licensed Compounds and the Licensed Products in the Field for the ROW Territory, at its own cost and expense. Subject to the terms of this Agreement, Mabworks will have sole control over, and decision-making authority with respect to, the Development of the Licensed Compounds and the Licensed Products in the Field in the China Territory, at its own cost and expense.
4.2.
Development Plans. Within [**] after the Effective Date, (a) Climb will prepare and submit to the JSC an initial ROW Development Plan, and (b) Mabworks will prepare and submit to the JSC an initial China Development Plan, in each case (a) and (b), for review, discussion and approval by the JSC. From time to time during the Term (but at least [**] during the Term), each Party will prepare amendments and updates to its then-current Development Plan and submit such amendments and updates to the JSC for discussion, review and approval by the JSC. Each Party will consider in good faith all reasonable comments from the other Party through the JSC with respect to the Development Plans, including any amendments and updates thereto. Each Party will perform its Development activities in its Territory in material conformance with the Development Plan for its Territory. All Development Plans provided by each Party will be provided in English, and the providing Party will be responsible for all translations into English at its sole expense.
4.3.
Global Study.
4.3.1.
Agreement on Global Study. At anytime during the Term, if Climb determines it intends to conduct a Global Study [**], Climb shall notify Mabworks in writing and provide to Mabworks an opportunity to participate in such Global Study. If Mabworks provides written confirmation to Climb of Mabworks’ interest to participate in such Global Study within [**] of Mabworks’ initial receipt of such notification, the Parties will discuss in good faith, for a period of [**] from Mabworks’ initial receipt of such notification (as may be extended by the mutual agreement of the Parties) (“Global Study Negotiation Period”) the terms under which the Parties would collaborate on such Global Study, which terms will include (a) a listing of the Indication(s) to be pursued under such study, a study schematic and the rationale for the study, (b) a description of the activities to be performed by each Party (including the [**] for such Global Study to be [**]), (c) timelines for the completion of such activities, (d) a budget for the costs of performing such activities, (e) the mechanism whereby costs in connection with performing activities under such Global Study will be allocated to, shared, or reimbursed by each Party, and (f) how data and results arising from such Global Study will be shared and used. Upon the agreement on such Global Study terms, the Parties will amend this Agreement, to the extent necessary, to reflect such agreed terms.

4.3.2.
Failure to Agree on Terms of a Global Study. In the event that (a) Mabworks fails to provide a written confirmation to Climb in accordance with Section 4.3.1 (Agreement on Global Study), (b) the Parties fail to agree to terms under which the Parties would jointly participate in a Global Study in accordance with Section 4.3.1 (Agreement on Global Study) within the Global Study Negotiation Period, or (c) Mabworks otherwise notifies Climb that it does not wish to participate in a Global Study, then with Mabworks’ prior written consent (not to be unreasonably withheld, conditioned or delayed), (x) Climb will have the right, but not the obligation, to conduct the Global Study, including, for clarity, any Development activities for Licensed Compounds and Licensed Products to be performed in the China Territory, at Climb’s sole costs, (y) Mabworks will cooperate and assist Climb to perform such other acts, as necessary or appropriate in order to permit Climb to perform Development activities in the China Territory, and (z) notwithstanding anything to the contrary set forth in this Agreement, including in Section 5.5 (Regulatory Materials), Climb will not be obligated to share, and Mabworks will not have any right to use, any data, results or Know-How arising from such Global Study unless Mabworks pays to Climb an amount equal to [**] the internal and out-of-pocket costs of Climb that were incurred to run the Global Study in the China Territory (but excluding, for clarity, any costs to run the Global Study in the ROW Territory), or unless otherwise agreed by the Parties in writing.
4.4.
Development Report. At each JSC meeting, each Party will provide a high-level summary of the Development activities performed (a) in such Party’s Territory, or (b) in relation to a Global Study, and any applicable results of any such activities, since the last JSC meeting. All summaries provided under this Section 4.3 (Development Reports) will be provided in English, and the providing Party will be responsible for all translations into English at its sole expense. For clarity, Climb will provide a high-level summary of its Development activities conducted in relation to any Global Study.
4.5.
Records. Each Party shall maintain appropriate records in either tangible or electronic form of all significant Development activities, in each case in accordance with its usual documentation and record retention practices. Such records shall be in reasonably sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes.
4.6.
Development Diligence. Climb will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for a Licensed Product in the Field in the United States. For clarity, Climb will not be obligated to use efforts to Develop and obtain Regulatory Approval for a Licensed Product in any country in the ROW Territory outside the United States, and any such Development will be in Climb’s sole discretion.

4.7.
Development Technology Transfer and Assistance.
4.7.1.
Initial Transfers. Promptly after the Effective Date (but in no event more than [**] after the Effective Date), in addition to the assignment of Regulatory Materials as set forth in Section 5.2 (Assignment of Regulatory Materials), Mabworks will initiate the transfer to Climb of all Licensed Know-How for the Licensed Compounds and Licensed Products, in each case, as they exist as of the Effective Date, including as described on Schedule 4.7.1 (Initial Transfer to Climb of the Licensed Know-How), with such transfer to be performed in reasonably sufficient detail in order for a reasonably skilled person to practice such Licensed Know-How, except that all Existing Manufacturing Know-How that primarily relates to Manufacturing will be transferred in accordance with Section 6.4 (Manufacturing Know-How Transfer and Assistance) and not this Section 4.7 (Development Technology Transfer Assistance). In furtherance of such transfer, Mabworks will permit and take such actions as reasonably necessary to cause any contract research organizations, clinical development organizations, or other contractors that possesses such Licensed Know-How and Regulatory Materials to provide such Licensed Know-How to Climb. All Licensed Know-How described hereunder will be provided to Climb in its original language, and if the original language of any such Licensed Know-How is not English, then also translated into English (which translated version will be provided within [**] of the original). Mabworks will complete the transfer of Licensed Know-How specified on Schedule 4.7.1 (Initial Transfer to Climb of the Licensed Know-How) within [**] following the Effective Date, unless otherwise set forth on Schedule 4.7.1 (Initial Transfer to Climb of the Licensed Know-How) in which case Mabworks will complete the transfer of such Licensed Know-How as set forth on Schedule 4.7.1 (Initial Transfer to Climb of the Licensed Know-How).
4.7.2.
Assistance. Upon the reasonable request of Climb, Mabworks will promptly identify, collect, and provide any requested Licensed Know-How to Climb to the extent such Licensed Know-How has not already been provided to Climb. In addition, at least [**], Mabworks will disclose and make available to Climb any additional Licensed Know-How generated by, or that comes into the Control of, Mabworks or its Affiliates during the Term, including all non-clinical data and clinical data for the Licensed Compounds and Licensed Products. All such Licensed Know-How will be provided to Climb in its original language, and if the original language of any such Licensed Know-How is not English, then also translated into English (which translated version will be provided within [**] of the original). Upon the reasonable request of Climb, Mabworks will provide Climb with reasonable technical and knowledge transfer assistance and support in connection with the Development of the Licensed Compounds and the Licensed Products in the Field in the ROW Territory; provided that Mabworks will be responsible for the internal costs for the first [**] of assistance set forth in this sentence provided by or on behalf of Mabworks, and Climb will reimburse Mabworks for Mabworks’ internal costs for any such assistance that exceeds [**] (such reimbursement rate to be mutually agreed by the Parties prior to Mabworks providing assistance in excess of [**]).
4.8.
Development Costs. As between the Parties, except to the extent expressly provided otherwise herein, each Party will bear its own internal and out-of-pocket expenses (including any expenses incurred by such Party’s subcontractors) in conducting all the activities set forth in this Article 4 (Development).

4.9.
Additional Development Services. Upon the request of Climb, the Parties will, within [**] of such request (as may be extended by mutual agreement of the Parties), discuss in good faith and enter into a master services agreement under which Mabworks would provide Development services consistent with the terms and scope of activities set forth in Schedule 4.9 (Master Services Agreement Terms). If the Parties are unable to agree on the terms of a such master services agreement within [**] of such request by Climb (as may be extended by mutual agreement of the Parties), then Climb may refer such matter to a Third Party Expert pursuant to Section 14.4 (Baseball Arbitration) for resolution. Once the Parties have entered into such a master services agreement, upon the request of Climb from time to time, the Parties will discuss in good faith and negotiate for at least [**] the inclusion of additional Development services under such agreement, as may be requested by Climb, including potentially performing Clinical Trials with respect to any Licensed Compound, Licensed Product or other Climb APRIL Product in the China Territory.

Article 5

REGULATORY

5.1.
General. Subject to the terms of this Agreement, Climb will have sole control over, and decision-making authority with respect to, all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Licensed Products in the Field in the ROW Territory, at Climb’s own cost and expense. Through discussions at the JSC, Climb will keep Mabworks informed of material regulatory activities related to the Licensed Products in the ROW Territory, including any Regulatory Approvals granted by a Regulatory Authority in the ROW Territory with respect to the Licensed Products. Subject to the terms of this Agreement, Mabworks will have sole control over, and decision-making authority with respect to, all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Licensed Products in the Field in the China Territory, at Mabworks’ own cost and expense. Through discussions at the JSC, Mabworks will keep Climb informed of material regulatory activities related to the Licensed Products in the China Territory, including any Regulatory Approvals granted by a Regulatory Authority in the China Territory with respect to the Licensed Products. In addition, each Party will provide patient level exposure and pharmacovigilance information with respect to its Territory to the other Party in order for such other Party to fulfill local and national regulatory reporting obligations under Applicable Law, as further detailed in the Pharmacovigilance Agreement entered into between the Parties in accordance with and pursuant to Section 5.7 (Adverse Events Reporting).
5.2.
Assignment of Regulatory Materials. To the extent permissible under Applicable Law, (a) Mabworks will transfer and assign, or will cause the transfer or assignment, to Climb or its regulatory agent, Mabworks’, or any of its Affiliates’, entire rights, title, and interests in and to all Regulatory Approvals and Regulatory Materials in the ROW Territory with respect to the Licensed Compounds and Licensed Products that are owned, Controlled, or possessed by Mabworks or any of its Affiliates, if any, which transfer or assignment will be completed within [**] after the Effective Date and (b) the Parties will complete all other transition activities to enable Climb to assume the regulatory responsibilities for the Licensed Compounds and Licensed Products in the ROW Territory promptly after the Effective Date. In any event, Mabworks will provide any relevant documents to Climb as soon as practical following the Effective Date. In addition, promptly after the Effective Date, Mabworks will provide Climb with access to any databases or web-based platforms that were used by Mabworks to interact with Regulatory Authorities for the Licensed Products in the ROW Territory, if any.

5.3.
Regulatory Approval Holder. Climb will have sole control over, and decision-making authority with respect to, applying for Regulatory Approvals for the Licensed Products in the Field in the ROW Territory in its own name (or the name of its designee), and Climb (or its designee) will be named as the holder of such Regulatory Approvals in the ROW Territory and will have sole responsibility for Regulatory Approvals for the Licensed Products in the Field in the ROW Territory. Mabworks will have sole control over, and decision-making authority with respect to, applying for Regulatory Approvals for the Licensed Products in the Field in the China Territory in its own name (or the name of its designee), and Mabworks (or its designee) will be named as the holder of such Regulatory Approvals in the China Territory and will have sole responsibility for Regulatory Approvals for the Licensed Products in the Field in the China Territory.
5.4.
Regulatory Assistance. Mabworks will provide Climb with reasonable assistance in connection with Climb’s regulatory activities for the Licensed Products in the Field in the ROW Territory, including the preparation and submission of Regulatory Materials for any IND or BLA in the ROW Territory.
5.5.
Regulatory Materials.
5.5.1.
During the Term, to the extent permitted by and subject to the requirements under Applicable Law, each Party (the “Sharing Party”) will share with the other Party (a) all material Regulatory Materials Controlled by the Sharing Party or its Affiliates or Sublicensees for the Licensed Compounds or Licensed Products promptly after each such item is available to the Sharing Party, and (b) all other Regulatory Materials for the Licensed Compounds or Licensed Products and any supporting materials related to the Licensed Compounds or Licensed Products Controlled by the Sharing Party or its Affiliates or Sublicensees, in each case ((a) and (b)), within [**] of request by the other Party or as otherwise requested by the JSC; provided that all such materials in clause (a) and (b) are necessary, or determined by the Sharing Party in good faith to be reasonably useful, for the other Party’s completion and submission of regulatory filings in the other Party’s Territory.
5.5.2.
To the extent any Regulatory Materials or supporting materials to be submitted or filed by the Sharing Party with a Regulatory Authority incorporate the other Party’s data, the Sharing Party will (a) to the extent reasonably practicable under the circumstances, share with the other Party such regulatory filings and documents reasonably in advance of submission to provide the other Party a reasonable opportunity to review; (b) reasonably consider any comments provided in a timely manner from the other Party for purposes of ensuring that such submission or filing will not adversely affect the Development or Commercialization of the applicable Licensed Product in such other Party’s Territory, and (c) keep the other Party reasonably informed on all responses and follow-on communications made by or to the Regulatory Authorities related to such Regulatory Materials or supporting materials. All such Regulatory Materials and supporting materials provided under this Section 5.5 (Regulatory Materials) will be provided in their original language, and if the original language of any such materials is not English, then also translated into English (which translated version will be provided within [**] of the original), which translation will be at the providing Party’s sole expense.

5.6.
Regulatory Costs. As between the Parties, except to the extent expressly provided otherwise herein, each Party will bear its own internal and out-of-pocket expenses (including any expenses incurred by such Party’s subcontractors) in conducting all the activities set forth in this Article 5 (Regulatory).
5.7.
Adverse Events Reporting. Promptly following the Effective Date, the Parties will enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures will be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Law. The Pharmacovigilance Agreement will provide that Climb will establish and maintain the global safety database for each Licensed Product throughout such Licensed Product’s lifecycle, including Commercialization, and Mabworks shall have access to such global safety database. Each Party will hold the primary responsibility for reporting, and will report, quality complaints, adverse events, and safety data related to the Licensed Products in its Territory to such database and to the applicable Regulatory Authorities in its Territory, as well as responding to safety issues and all requests of Regulatory Authorities in its Territory related to the Licensed Products, in each case, to the extent required by Applicable Law. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates and Sublicensees to comply with such obligations.
5.8.
Notice of Regulatory Action. If any Regulatory Authority gives notice of its intent to take any material regulatory action with respect to any activity of a Party or its Affiliates relating to a Licensed Product, then the Party receiving such notice will promptly notify the other Party of such notice within [**] after receipt of such notice. The Party receiving such notice will have the sole decision-making authority with respect to the content of any responses to Regulatory Authorities concerning such notice but will consider the other Party’s reasonable comments on such responses in good faith.

5.9.
Regulatory Audits and Inspection. Upon reasonable notification, Climb or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, or practices of Mabworks or its Affiliates, sublicensees, or subcontractors (including Clinical Trial sites) relating to any Licensed Compound or Licensed Product. With respect to any inspection of Mabworks or its Affiliates, sublicensees or subcontractors (including Clinical Trial sites) by any Governmental Authority relating to any Licensed Compound or Licensed Product, Mabworks will notify Climb of such inspection (a) no later than [**] after Mabworks receives notice of such inspection (or in any event with as much advanced notice as is possible prior to such inspection if Mabworks receives notice thereof less than [**] in advance of the applicable inspection) or (b) within [**] after the completion of any such inspection of which Mabworks did not receive prior notice. Mabworks will promptly provide Climb with all information related to any such inspection. To the extent permitted by Applicable Law, Mabworks will also permit Governmental Authorities in the ROW Territory to conduct inspections of Mabworks or its Affiliates, licensees, sublicensees, and subcontractors (including Clinical Trial sites) relating to any Licensed Compound or Licensed Product, and will ensure that all such Affiliates, licensees, sublicensees, and subcontractors permit such inspections. Climb will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection. Following any such regulatory inspection related to one or more Licensed Compounds or Licensed Products, Mabworks will provide Climb with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to a Licensed Compound or Licensed Product) within [**] of Mabworks receiving the same, and (ii) an English translation of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to a Licensed Compound or Licensed Product) within [**] after receiving the same.
5.10.
No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to the Licensed Products that could have a material adverse affect upon the regulatory status of the Licensed Products, then such Party will have the right to bring the matter to the attention of the other Party and the Parties will promptly meet to discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) neither Party will communicate with any Regulatory Authority having jurisdiction outside its respective Territory regarding the Licensed Products, unless so ordered by such Regulatory Authority, in which case such Party will promptly notify the other Party of such order and the Parties will work together in good faith on any potential response, provided that nothing in this clause (a) will prohibit a Party from responding solely to the extent required by Applicable Law, (b) neither Party will submit any Regulatory Materials for the Licensed Products in the other Party’s Territory, and (c) neither Party will seek any Regulatory Approvals for the Licensed Products in the other Party’s Territory.

5.11.
Remedial Actions. Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action, or other regulatory action by any Regulatory Authority or other Governmental Authority (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Climb will have sole discretion with respect to any matters relating to any Remedial Action in the ROW Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Mabworks will have sole discretion with respect to any matters relating to any Remedial Action in the China Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party will, and will ensure that its Affiliates and sublicensees will, maintain adequate records to permit such Party to trace the distribution, sale, and use of the Licensed Products in their respective Territory.

Article 6

SUPPLY; Manufacturing Transfer

6.1.
Clinical Supply Agreement. Following the Effective Date, and without prejudice to Climb’s right to Manufacture or have Manufactured Licensed Compounds and Licensed Products itself or by a Third Party, upon Climb’s request, the Parties will negotiate in good faith the terms and conditions of a clinical supply agreement (“Clinical Supply Agreement”), which shall be consistent with the supply terms as set forth in Schedule 6.1(a) (Clinical Supply Terms) and enter into such Clinical Supply Agreement, pursuant to which Mabworks would Manufacture and supply, itself or through an Affiliate or Third Party manufacturer, Licensed Compounds and Licensed Products for Climb to support Climb’s Development of the Licensed Compounds and Licensed Products in the Field in the ROW Territory, including, with respect to [**] Clinical Trial supply, in accordance with the fees set forth in Schedule 6.1(b) ([**] Clinical Supply Pricing). Mabworks will supply Licensed Compounds and Licensed Products under the Clinical Supply Agreement at a price equal to Mabworks’ Fully Burdened Cost plus [**]. If the Parties are unable to agree on the terms of a Clinical Supply Agreement within [**] after the Effective Date, then Climb may refer such matter to a Third Party Expert pursuant to Section 14.4 (Baseball Arbitration) for resolution.

6.2.
Quality Agreement. The Parties will negotiate and enter into a Quality Agreement promptly following the Effective Date. The Quality Agreement will govern all technical and quality matters relating to the Manufacture and supply of Licensed Compound, Licensed Product, and placebo hereunder as more particularly set out therein. If there is a conflict between this Agreement (or the Clinical Supply Agreement entered into between the Parties pursuant to Section 6.1 (Clinical Supply Agreement)) and the Quality Agreement, then the Quality Agreement will govern in relation to technical quality issues only. If the Parties are unable to agree on the terms of a Quality Agreement within [**] after the Effective Date, then either Party may refer such matter to a Third Party Expert pursuant to Section 14.4 (Baseball Arbitration) for resolution.
6.3.
Commercial Supply. Upon Climb’s request, and without prejudice to Climb’s right to Manufacture or have Manufactured Licensed Compounds and Licensed Products itself or by a Third Party, the Parties will negotiate in good faith the terms and conditions, including minimum volumes, of a commercial supply agreement together with a corresponding quality agreement pursuant to which Mabworks would Manufacture and supply, itself or through an Affiliate or Third Party manufacturer, the Licensed Compounds and Licensed Products for Climb. It shall be deemed reasonable and in good faith for a Party to consider factors such as pricing, capacity, reliability, capability, legal and political landscape, the need for Mabworks to use subcontractors, proximity to the applicable country Licensed Product is being supplied to, such Party’s constraints under existing commercial supply contracts, and Climb’s and its Sublicensees’ internal manufacturing capabilities in its negotiations of the terms and conditions of any commercial supply agreement.
6.4.
Manufacturing Know-How Transfer and Assistance.
6.4.1.
Initial Transfer; MTT Plan. Upon receipt of Climb’s written notice, Mabworks shall promptly complete the transfer to Climb of the Existing Manufacturing Know-How described on Schedule 6.4.1 (Initial Manufacturing Know-How Transfer), and in any event, within [**] of such written notice from Climb. In addition, within [**] following the written request from Climb for any subsequent manufacturing transfer, the JSC will review, discuss and approve a manufacturing technology transfer plan (“MTT Plan”) pursuant to which Mabworks shall transfer to Climb (or its designee) all Licensed Know-How Controlled by Mabworks or its Affiliates and available as of the finalization date of the MTT Plan or another mutually agreed cut-off date as otherwise specified in the MTT Plan that is necessary or reasonably useful for the Manufacture of Licensed Products (“Existing Manufacturing Know-How”), which transfer shall include pertinent process, analytical, and formulation development reports and summaries, technical memoranda, technology transfer packages, master batch records, analytical methods, and other information related to the Manufacture of Licensed Compounds and Licensed Products. The MTT Plan will include the activities that each Party is responsible for, as well as timelines for the completion of such activities. Either Party may propose amendments to the MTT Plan which the JSC will review, discuss and determine whether to approve, and with such amendment only becoming effective on such JSC approval. Mabworks will perform its activities under the MTT Plan within the timelines set forth in the MTT Plan. All Existing Manufacturing Know-How shall be provided to Climb in its original language, and if not already translated in English, also in English.

6.4.2.
Assistance. Mabworks will provide Climb with reasonable consultation and technical assistance to enable Climb (or its designee) to Manufacture the Licensed Compounds and Licensed Products. Mabworks will make the appropriate employees and consultants (including appropriate personnel of its Affiliates) reasonably available to Climb (or its designee) at reasonable times, places, and frequency, and upon reasonable prior notice, to Climb (or its designee) for the purpose of assisting Climb (or its designee) to understand and use the Existing Manufacturing Know-How to Manufacture the Licensed Compound and Licensed Product.
6.4.3.
Manufacturing Costs. As between the Parties, except to the extent expressly provided otherwise herein, each Party will bear its own internal and out-of-pocket expenses (including any expenses incurred by such Party’s subcontractors) in conducting all the activities set forth in this Section 6.4 (Manufacturing; Supply). If additional Manufacturing development activities (including process optimization, analytical procedure optimization, scaling-up) are required for manufacturing technology transfer, both Parties shall discuss in good faith the cost and expense therefor.

Article 7

COMMERCIALIZATION

7.1.
General. Subject to the terms and conditions of this Agreement, Climb will, either by itself or through its Affiliates, Sublicensees or Subcontractors, be solely responsible for the Commercialization of the Licensed Products in the Field in the ROW Territory at its sole cost and expense. Subject to the terms and conditions of this Agreement, Mabworks will, either by itself or through its Affiliates, licensees or subcontractors, be solely responsible for the Commercialization of the Licensed Product in the Field in the China Territory at its sole cost and expense.
7.2.
Commercialization Diligence. Following receipt of Regulatory Approval for a Licensed Product in the United States, Climb will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the United States. For clarity, Climb will not be obligated to use efforts to Commercialize Licensed Products in any country in the ROW Territory outside the United States, and any such Commercialization will be in Climb’s sole discretion.

Article 8

FINANCIAL PROVISIONS

8.1.
Upfront Payment. Climb will pay Mabworks a one-time upfront amount equal to $9,000,000 within [**] after the Effective Date (“Upfront Payment”) and Mabworks will be obligated to transfer the Licensed Know-How and the prosecution rights for the Existing PCT Application in accordance with Section 4.7 (Development Technology Transfer and Assistance), Section 6.4 (Manufacturing Know-How Transfer and Assistance) and Section 9.2.3 (Existing PCT Application), as applicable.

8.2.
Development Milestone Payments.
8.2.1.
Development Milestones. Based on the value of Existing PCT Application and Know-How agreed by both Mabworks and Climb, as well as the rights and obligations of both Parties under this Agreement, subject to the terms and conditions of this Agreement, Climb will pay to Mabworks the following one-time payments set forth in Table 8.2.1 (each, a “Development Milestone Payment”) upon the first achievement of each corresponding event set forth in Table 8.2.1 by Climb or its Affiliates or Sublicensees (each, a “Development Milestone Event”).

Table 8.2.1: Development Milestone Payments
Development Milestone Event	Development Milestone Payment for a first Indication	Development Milestone Payment for a second Indication	Development Milestone Payment for a third Indication
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

8.2.2.
Notification. Climb will notify Mabworks of the achievement of each Development Milestone Event within [**] after such achievement and Mabworks will issue an invoice to Climb promptly thereafter in respect of the same. Within [**] after receipt of each Development Milestone Event invoice, Climb will pay the applicable Development Milestone Payment amount to Mabworks.
8.2.3.
One-Time Payments. Each Development Milestone Payment will be paid only once on the first occurrence of such Development Milestone Event by Climb or any of its Affiliates or Sublicensees, notwithstanding the potential Development of multiple Licensed Products hereunder that may involve separate Clinical Trials or Regulatory Approval filings for multiple Indications, and regardless of how many times such Development Milestone Event is achieved or the number of Licensed Products that achieve such Development Milestone Event.
8.2.4.
Total Payments. For the avoidance of doubt, the potential aggregate total of all Development Milestone Payments payable for the Licensed Products under this Agreement if all Development Milestone Events are achieved will be $[**].

8.3.
Sales Milestone Payments.
8.3.1.
Sales Milestones. Based on the value of Existing PCT Application and Know-How agreed by both Mabworks and Climb, as well as the rights and obligations of both Parties under this Agreement, subject to the terms and conditions of this Agreement, Climb will pay to Mabworks the following one-time milestone payments set forth in Table 8.3 (each, a “Sales Milestone Payment”) upon the first achievement of the corresponding milestone event by Climb or its Affiliates or Sublicensees set forth in Table 8.3 (each, a “Sales Milestone Event”).

Table 8.3: Sales Milestones
Sales Milestone Event	Sales Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
Annual Net Sales of the Licensed Products in the ROW Territory exceed $[**]	[**]
Annual Net Sales of the Licensed Products in the ROW Territory exceed $[**]	[**]
Annual Net Sales of the Licensed Products in the ROW Territory exceed $[**]	[**]
Annual Net Sales of the Licensed Products in the ROW Territory exceed $[**]	[**]

8.3.2.
Notification. Climb will notify Mabworks of the achievement of any Sales Milestone Event within [**] after becoming aware of such achievement, and Mabworks will issue an invoice to Climb in respect of the same. Climb will pay Mabworks the applicable Sales Milestone Payment within [**] after receipt of each Sales Milestone Event invoice.
8.3.3.
One-Time Payments. Each Sales Milestone Payment will be paid only once for each of the above, regardless of how many times such Sales Milestone Event is achieved. For clarity, if more than one of the Sales Milestone Events set forth in the table above are first achieved in the same Calendar Year, then each applicable Sales Milestone Payment for each first achievement of such Sales Milestone Events will become payable in accordance with this Section 8.3.2 (Notification).
8.3.4.
Total Payments. For the avoidance of doubt, the potential aggregate total of all Sales Milestone Payments payable for the Licensed Products under this Agreement if all Sales Milestone Events are achieved will be $832,000,000

8.4.
Royalty Payments.
8.4.1.
Royalty Rate. Subject to Section 8.4.2 (Royalty Term) and Section 8.4.3 (Royalty Reduction), Climb will pay to Mabworks tiered royalties on Net Sales of the Licensed Products in the ROW Territory as set forth in Table 8.4.1:

Table 8.4.1: Royalty Rates
Annual Net Sales of the Licensed Products in the ROW Territory in a Calendar Year	Royalty Rate
Portion of Annual Net Sales of the Licensed Products in the ROW Territory up to and including $[**]	[**]%
Portion of Annual Net Sales of the Licensed Products in the ROW Territory greater than $[**] and up to and including $[**]	[**]%
Portion of Annual Net Sales of the Licensed Products in the ROW Territory greater than $[**]	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the Annual Net Sales of the Licensed Products in the ROW Territory during a given Calendar Year that falls within the indicated portion. For example, if aggregate Net Sales of the Licensed Products in the ROW Territory in a given Calendar Year were $[**], then the royalties payable with respect to such Net Sales would be: [**].

8.4.2.
Royalty Term. Royalties payable under this Section 8.4 (Royalty Payments) will be paid by Climb on a Licensed Product-by-Licensed Product and country-by-country basis from the date of First Commercial Sale of such Licensed Product in such country until the later of: (a) expiration of the last-to-expire Valid Claim of the Licensed Patent Rights Covering the composition of matter of the Licensed Compound in such Licensed Product in such country and (b) 10 years following the First Commercial Sale in such country of such Licensed Product (each such term with respect to a Licensed Product in a country, a “Royalty Term”).
8.4.3.
Royalty Reduction.
(a)
Lack of Valid Claims. On a Licensed Product-by-Licensed Product and country-by-country basis, subject to Section 8.4.3(c) (Cumulative Floors), during any period in which the composition of matter of the Licensed Compound in such Licensed Product in such country is not Covered by a Valid Claim in the Licensed Patent Rights in the applicable country, the Net Sales of such Licensed Product in such country used to calculate royalties and Sales Milestone Payments due for such Licensed Product in accordance with Section 8.4.1 (Royalty Rate) and Section 8.3 (Sales Milestones) will be reduced by [**]% with respect to such country for the remainder of the applicable Royalty Term for such Licensed Product in such country.

(b)
Biosimilar Products. On a Licensed Product-by-Licensed Product and country-by-country basis, if, during any Calendar Quarter during the Royalty Term for such Licensed Product in such country (i) one or more Biosimilar Products with respect to such Licensed Product is approved for sale by the applicable Regulatory Authorities for such country, or (ii) there are one or more Biosimilar Products being sold in such country with respect to such Licensed Product, then, subject to Section 8.4.3(c) (Cumulative Floors), the Net Sales of such Licensed Product in such country used to calculate royalties and Sales Milestone Payments due for such Licensed Product in accordance with Section 8.4.1 (Royalty Rate) and Section 8.3 (Sales Milestones) will be reduced by [**]% with respect to such country for the remainder of the applicable Royalty Term for such Licensed Product in such country.
(c)
Cumulative Floors. In no event will the Net Sales of a Licensed Product in a country used to calculate royalties and Sales Milestone Payments due for such Licensed Product in accordance with Section 8.4.1 (Royalty Rate) and Section 8.3 (Sales Milestones) be reduced cumulatively in a given Calendar Quarter as a result of the applicable of Section 8.4.3(a) (Lack of Valid Claims) and 8.4.3(b) (Biosimilar Products) to less than [**]% of the Net Sales for such Licensed Product in such country in such Calendar Quarter. If Climb is precluded from taking a reduction in a Calendar Quarter by operation of the limitation set forth in this Section 8.4.3(c) (Cumulative Floor), then Climb will be entitled to carry forward the amount of the reduction that Climb was unable to take during a Calendar Quarter with respect to a Licensed Product to future Calendar Quarters and for such Licensed Product until Climb has taken the amount of such reduction in full.
8.4.4.
Inflation Reduction Act Royalty Adjustments. In addition to any reductions set forth in Section 8.4.3 (Royalty Reductions), if, during the Royalty Term for a Licensed Product, such Licensed Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services, and Climb or its Affiliate or Sublicensee is required to negotiate a maximum fair price that will apply to sales of such Licensed Product during the price applicability period as specified in the Inflation Reduction Act, then the applicable royalty rates set forth in Section 8.4.1 (Royalty Rate) payable to Mabworks for the Net Sales of such Licensed Product in the United States will be reduced by a percentage equal to the percentage by which the price of such Licensed Product is decreased as a result of such selection and the ensuing price negotiation pursuant to the Inflation Reduction Act. Any adjustment of royalties pursuant to this Section 8.4.4 (Inflation Reduction Act Royalty Adjustments) will apply after and in addition to any adjustments to royalties pursuant to Section 8.4.3 (Reductions).
8.4.5.
Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the license granted by Mabworks to Climb pursuant to Section 2.1 (License Grant) with respect to such Licensed Product in such country will become fully paid-up, royalty-free, non-terminable, irrevocable, and perpetual.

8.4.6.
Royalty Reports; Payments. Climb will, within [**] following the end of each Calendar Quarter in which a royalty payment accrues, (a) provide to Mabworks a report specifying for such Calendar Quarters [**]. The information contained in each report under this Section 8.4 (Royalty Reports; Payments) will be considered Confidential Information of Climb.
8.5.
Third Party Technology.
8.5.1.
General. On a Licensed Product-by-Licensed Product basis, Climb may deduct from (a) any Development Milestone Payments pursuant to Section 8.2 (Development Milestone Payments), (b) any Sales Milestone Payments pursuant to Section 8.3 (Sales Milestones), and (c) the royalties owed to Mabworks pursuant to Section 8.4.1 (Royalty Rate), in each case, with respect to such Licensed Product, [**]% of any Third Party Payments paid by Climb or its Affiliates or Sublicensees with respect to such Licensed Product.
8.5.2.
Upstream Licenses. As between the Parties, Mabworks will be responsible for all payment obligations arising under any Upstream In-License.
8.6.
Sublicense Payments.
8.6.1.
If Climb sublicenses to a Third Party Sublicensee any of its rights granted to Climb under Section 2.1 (License Grants) for the purposes of Development or Commercialization of a Licensed Product by such Third Party Sublicensee (a “Sublicense Transaction”) prior to the Initiation of the first Phase 2 Clinical Trial for a Licensed Product by Climb or its Affiliates or Sublicensees, then Climb shall pay to Mabworks [**]% of the Sublicense Income from such Sublicense Transaction.
8.6.2.
If Climb enters a Sublicense Transaction after the Initiation of the first Phase 2 Clinical Trial for a Licensed Product by Climb or its Affiliates or Sublicensees and prior to the earlier of (a) Initiation of the first Phase 3 Clinical Trial for a Licensed Product by Climb or its Affiliates or Sublicensees, and (b) in the event that a Phase 2 Clinical Trial of such Licensed Product is a Registrational Trial for such Licensed Product, the earlier of: (i) the submission to the FDA of the briefing book in connection with an End of Phase 2 Meeting, or the foreign equivalent, by Climb or its Affiliates or Sublicensees, provided that the FDA or its foreign equivalent does not require Climb to continue the current Phase 2 Clinical Trial or conduct additional Clinical Trials to obtain Regulatory Approval, and (ii) the filing of an NDA for such Licensed Product by Climb or its Affiliates or Sublicensees, then Climb shall pay to Mabworks [**]% of the Sublicense Income from such Sublicense Transaction.

8.6.3.
If Climb enters a Sublicense Transaction after the earlier of (a) Initiation of the first Phase 3 Clinical Trial for a Licensed Product by Climb or its Affiliates or Sublicensees, and (b) in the event that a Phase 2 Clinical Trial of such Licensed Product is a Registrational Trial for such Licensed Product, the earlier of: (i) the submission to the FDA of the briefing book in connection with an End of Phase 2 Meeting, or the foreign equivalent, by Climb or its Affiliates or Sublicensees, provided that the FDA or its foreign equivalent does not require Climb to continue the current Phase 2 Clinical Trial or conduct additional Clinical Trials to obtain Regulatory Approval, and (ii) the filing of an NDA for such Licensed Product by Climb or its Affiliates or Sublicensees, then Climb shall pay to Mabworks [**]% of the Sublicense Income from such Sublicense Transaction (the payments to Mabworks in Sections 8.6.1 (Sublicense Payments), 8.6.2 (Sublicense Payments) and 8.6.3 (Sublicense Payments), the “Sublicense Payments”).
8.6.4.
Climb shall, within [**] following the end of each Calendar Quarter in which it receives Sublicense Income from a Sublicense Transaction, (a) provide to Mabworks a report specifying for such Calendar Quarter the amount of Sublicense Income received by Climb and the Sublicense Payments that are payable, and (b) make the payment of any Sublicense Payments owed to Mabworks for such Calendar Quarter in arrears within [**] after receiving an invoice from Mabworks for such amounts. The information contained in each report under this Section 8.6.4 (Sublicense Payments) shall be considered Confidential Information of Climb.
8.7.
Taxes and Withholding.
8.7.1.
VAT. The Parties agree to cooperate in good faith with one another and use reasonable efforts to eliminate or reduce any VAT in respect of any payments made by Climb to Mabworks under this Agreement, to the extent permitted by Applicable Law. All payments under this Agreement are exclusive of VAT other than any VAT imposed by the PRC, if any, which shall be borne by Mabworks. If any VAT is required in respect of any payments under Applicable Law (other than as imposed by the PRC), the payor will pay VAT at the applicable rate in respect of any such payments following the receipt of a valid VAT invoice in the appropriate form issued by the payee in respect of those payments, such VAT to be payable on the later of the due date of the payments to which such VAT relates and [**] after the receipt by the payor of the applicable valid invoice relating to that VAT payment. The Parties will reasonably cooperate to issue valid VAT invoices for all amounts due under this Agreement consistent with VAT requirements. The payor will not be responsible for any penalties and interest resulting from the failure by the payee to collect (if not included on a valid VAT invoice) or remit any such VAT.

8.7.2.
Withholding. All payments due to Mabworks under this Agreement will be made without deduction of income Taxes, or withholding for income Tax or other Taxes of similar nature, except insofar as Climb is required by Applicable Law to withhold Tax (other than VAT, which will be governed by Section 8.7.1 (VAT)) from a payment, under which circumstance Climb may (a) deduct and withhold from such payment all Taxes that are required to be deducted or withheld therefrom under any provision of Applicable Law; (b) make such payment to Mabworks net of any Taxes so deducted or withheld (and for the avoidance of doubt any payment so made net of Taxes will be treated as having been paid and satisfied in full by Climb for all purposes under this Agreement); (c) pay the Taxes to the proper Tax Authority; and (d) send evidence of the obligation together with proof of Tax payment to the other Party on a reasonable and timely basis following such Tax payment.
8.7.3.
Cooperation and Assistance. If Climb believes that any payment it is required to make under this Agreement may or will be subject to withholding Tax, then prior to making such payment: (a) Climb will inform Mabworks of such belief; (b) Mabworks will promptly (and at its own cost): (i) provide to Climb any information and documentation required for purposes of: (A) determining if and to what extent withholding Tax will apply to the relevant payment; and (B) establishing, to the extent possible, any qualification for an exemption from, or reduced rate of, or any other appropriate Tax relief applicable to, such withholding Tax under an applicable income Tax treaty or statutory provision (in each case, a “Withholding Tax Relief”); and (ii) notify Climb if it believes that it is eligible for any Withholding Tax Relief in respect of such payment; (c) if Climb determines that Mabworks may be eligible for any Withholding Tax Relief in respect of such payment, each Party will use reasonable efforts to cooperate with the other Party in claiming and obtaining such Withholding Tax Relief (and for the avoidance of doubt Mabworks shall under this subsection (c) be required, at Climb’s request (and at Mabworks’ cost), to duly and timely take, or cause to be taken, any action that it is required to take (if any) in order to qualify for and obtain such Withholding Tax Relief).
8.8.
Disputed Payments. If a dispute arises between the Parties, each acting in good faith, in respect of any part of an invoice, then the disputing Party will notify the other Party promptly in writing with particulars of such dispute and will be entitled to withhold payment of the so disputed part of the invoice; provided that any undisputed amounts will be paid when due. Each Party will use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 14 (Dispute Resolution). Payment of any disputed amounts will be made within [**] following the resolution of such dispute.

8.9.
Offsets. Each Party will have the right to offset any amount owed to it by the other Party under or in connection with this Agreement (as determined in good faith by such Party), including pursuant to Article 8 (Financial Provisions) or in connection with any breach, against any payments owed by it to such other Party under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement or Applicable Law. Any offsets under this Agreement shall be subject to prior written agreement between the Parties, or, in the absence of such agreement, subject to resolution under the dispute resolution procedures set forth in this Agreement in the event of a dispute over the validity of the offset. The offsetting Party shall provide the other Party with written notice of any intended offset, including details of the amount and basis for such offset, at least [**] prior to applying such offset.
8.10.
Currency Conversion. Each Party will use its then-current standard exchange rate methodology, as applied in its external reporting, for the translation of foreign currency transactions into Dollars under this Agreement. Each Party will give the other Party prompt written notice of any changes to such Party’s customary and usual procedures for currency conversion, which will only apply (a) after such notice has been delivered and (b) if the changes continue to maintain a set methodology for currency conversion.
8.11.
Blocked Payments. If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or any of its applicable Affiliates or Sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, then the payor Party will promptly notify the payee Party of the conditions preventing such transfer and such payments will be deposited (in the relevant local currency) to the credit of the payee Party in a recognized banking institution that is (a) designated by the payee Party and (b) is located in the payor Party’s country, or, if no such banking institution is designated by the payee Party within a period of [**] after the payee Party’s receipt of the applicable notice from the payor Party, in a recognized banking institution selected by the payor Party and identified in a notice given to the payee Party.
8.12.
Payment Method. All payments to be made by a Party to the other Party under this Agreement will be made in Dollars by wire transfer in immediately available funds to a bank account designated in writing by such other Party.
8.13.
Financial Audits.
8.13.1.
Records Retention. The Parties agree to keep and procure its Affiliates to keep complete and accurate records for a minimum period of [**] after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth (a) with respect to Climb, the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable Sales Milestone Payments, royalties, and Sublicense Payments payable to Mabworks hereunder to be determined, and (b) with respect to Mabworks, the costs included in the Fully Burdened Cost of any Licensed Compounds or Licensed Products supplied by Mabworks or its Affiliates to Climb.

8.13.2.
Mabworks Audit Right. Climb further agrees, upon not less than [**] prior written notice, to permit the books and records relating to the sales and other disposition of Licensed Products and Sublicense Income to be examined by an independent accounting firm selected by Mabworks and reasonably acceptable to Climb for the purpose of verifying the achievement of Sales Milestone Events under Section 8.3 (Sales Milestone Payments), reports provided by Climb under Section 8.4.6 (Royalty Reports; Payments), and the amount of Sublicense Income reported under Section 8.6.4 (Sublicense Payment). Such audit will not be performed more frequently than [**] period or with respect to any reporting period and not go back more than [**], and will be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under Section 8.3 (Sales Milestone Payments), Section 8.4.6 (Royalty Reports; Payments), and Section 8.6.4 (Sublicense Payments). The independent accounting firm will have reasonable access, on reasonable notice and during Climb’s normal business hours to individuals, records, and responses to questions from auditors in a timely manner. The independent accounting firm will disclose to Mabworks only whether the payments made under this Agreement were accurate and the specific details concerning any discrepancies. For clarity, upon Mabworks’ written request and at its sole cost, Climb shall exercise its then-available audit rights with respect to Climb’s Sublicensees and Affiliates and if such rights allow, engage a mutually agreed third party accounting firm to audit such Sublicensees and Affiliates in order to verify the accuracy of the Net Sales generated from the sale or other disposition of Licensed Products by such Sublicensees and Affiliates.
8.13.3.
Climb Audit Right. Mabworks further agrees, upon not less than [**] prior written notice, to permit the books and records relating to the costs for Licensed Compound and Licensed Product supplied to Climb to be examined by an independent accounting firm selected by Climb and reasonably acceptable to Mabworks for the purpose of verifying the Fully Burdened Cost of Licensed Compounds and Licensed Products supplied to Climb under Section 6.1 (Clinical Supply Agreement). Such audit will not be performed more frequently than [**] period or with respect to any reporting period and not go back more than [**], and will be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations with respect to such Fully Burdened Cost. The independent accounting firm will have reasonable access, on reasonable notice and during Mabworks’ normal business hours to individuals, records, and responses to questions from auditors in a timely manner. The independent accounting firm will disclose to Climb only whether the payments made for such supply were accurate and the specific details concerning any discrepancies.
8.13.4.
Responsibility for Costs. Such examination is to be made at the expense of the auditing Party, except if (a) with respect to an audit by Mabworks, the results of the audit reveal an underpayment of royalties, milestones, or other payments to Mabworks under this Agreement greater than [**]%, or (b) with respect to an audit by Climb, the results of the audit reveal an overpayment for supply of Licensed Compounds and Licensed Products to Mabworks under this Agreement greater than [**]%, in which case ((a) and (b)), reasonable audit fees for such examination will be paid by the audited Party.

8.13.5.
Underpayments and Overpayments. If such audit discovers any underpayment or overpayment, then such amount will be paid or refunded (as the case may be) within [**] after the accounting firm’s report. Any discrepancies identified in the audit shall be resolved within [**] of the audit results being provided, including the payment of underpaid amounts.
8.13.6.
Late Payments. If Mabworks does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Mabworks from the due date until the date of payment at the lesser of (a) the U.S. prime rate, as reported by The Wall Street Journal from time to time, plus [**]% per annum and (b) the maximum applicable legal rate. The interest payment shall be due from the day the original payment was due until the day that the payment was received by Mabworks; provided that, with respect to any disputed payments, no interest shall accrue during the pendency of such dispute, and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made but excluding the period where such payment dispute was being resolved.

Article 9

INTELLECTUAL PROPERTY

9.1.
Inventions.
9.1.1.
Ownership of Background Technology. As between the Parties, each Party will retain all of its rights, title and interests in and to all Patent Rights, Know-How and other intellectual property rights that are Controlled by such Party or its Affiliates prior to the Effective Date or are otherwise conceived, discovered, developed, invented, created or otherwise made or acquired by such Party or its Affiliates outside the performance of activities under this Agreement, subject to any rights or licenses expressly granted by such Party to the other Party under this Agreement.
9.1.2.
Ownership of Foreground Technology. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement, ownership of all Foreground Technology will be as follows:
(a)
Climb will solely own all rights, title, and interests in and to all Foreground Know-How developed, conceived, or reduced to practice during the Term solely by or on behalf of Climb or any of its Affiliates’ or Sublicensees’ employees, independent contractors, or consultants, in the course of conducting activities under this Agreement and any Foreground Patent Rights that Cover any such Foreground Know-How.

(b)
Mabworks will solely own all rights, title, and interests in and to all Foreground Know-How developed, conceived, or reduced to practice during the Term solely by or on behalf of Mabworks or any of its Affiliates’ or licensees (other than Climb and its Affiliates and Sublicensees) employees, independent contractors, or consultants, in the course of conducting activities under this Agreement and any Foreground Patent Rights that Cover any such Foreground Know-How.
(c)
All Joint Foreground Technology will be jointly owned by the Parties on an equal and undivided basis. Subject to the exclusive licenses granted by Mabworks to Climb under Article 2 (Licenses) and the rights set forth in this Article 9 (Intellectual Property) regarding filing, prosecution, maintenance, enforcement and defense of Joint Foreground Patent Rights, each Party will be entitled to the free use and enjoyment of all Joint Foreground Technology, and neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Foreground Technology by reason of joint ownership thereof. Each Party hereby waives, and agrees to waive, any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Foreground Technology, the other Party will grant consent promptly upon request. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Foreground Technology and will obtain the cooperation of the individual inventors of any such Joint Foreground Technology.
9.1.3.
Disclosure; Inventorship.
(a)
Invention Disclosure. During the Term, each Party will disclose to the other Party all Joint Foreground Technology that is invented jointly by or on behalf of such Party or its Affiliates, and such disclosure will (i) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Joint Foreground Technology, and (ii) will include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors or sublicensees relating thereto.
(b)
Inventions by a Party. For purposes of determining ownership in accordance with this Section 9.1 (Inventions), inventorship for inventions and discoveries (including Know-How) first invented or developed during the course of the performance of activities under this Agreement will be determined in accordance with United States patent law.

9.1.4.
Personnel Obligations. Each employee, agent, or independent contractor of a Party or its respective Affiliates performing work under this Agreement will, prior to commencing such work, be bound by written invention assignment obligations, including: (a) promptly reporting any invention, discovery, or other intellectual property right; (b) presently assigning to such Party or Affiliate all of his or her rights, title, and interests in and to any invention, discovery, or other intellectual property; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; and (d) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement. Each Party will be solely responsible for any payments to inventors with an obligation to assign, or who do assign, their rights, title, and interests in and to any Foreground Technology to such Party.
9.2.
Patent Prosecution.
9.2.1.
Climb First Right. Limited to the ROW Territory, Climb will have the first right to control the Patent Prosecution for all Licensed Patent Rights and Joint Foreground Patent Rights at Climb’s own cost and expense. Climb will keep Mabworks reasonably informed of the status of the Licensed Patent Rights and Joint Foreground Patent Rights. Climb will consider in good faith any comments from Mabworks concerning the prosecution and maintenance of the Licensed Patent Rights and Joint Foreground Patent Rights. Climb will notify Mabworks of any decision to cease prosecution, defense, or maintenance of any Licensed Patent Rights or Joint Foreground Patent Rights outside the ordinary course of patent prosecution (e.g., abandonment of an application in favor of a continuation application). Climb will provide such notice at least [**] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent Right or Joint Foreground Patent Right. In such event, Mabworks will have the right (but not the obligation), at Mabworks’ discretion and expense, to continue the prosecution and maintenance of such Licensed Patent Right or Joint Foreground Patent Rights; provided that if Climb’s decision to allow any Licensed Patent Right or Joint Foreground Patent Right to lapse or become abandoned in any country is made to avoid estoppel or double-patenting or similar rejections, or to avoid adverse effects to the scope of claims for Patent Rights in other jurisdictions, then Mabworks may not assume the prosecution and maintenance of such Licensed Patent Right or Joint Foreground Patent Right without Climb’s prior written consent. Mabworks’ prosecution or maintenance of any such Licensed Patent Right or Joint Foreground Patent Rights will not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent Right other than those expressly set forth in this Section 9.2.1 (Climb First Right).
9.2.2.
Cooperation. Each Party will provide the other Party all reasonable assistance and cooperation in the Patent Right prosecution efforts under this Section 9.2 (Patent Right Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution and coordinating the timing and content of filings to avoid estoppel or double-patenting or similar rejections, or to avoid adverse effects on the scope of claims for Patent Rights in the other Party's territory.

9.2.3.
Existing PCT Application. Notwithstanding anything to the contrary in this Article 9 (Intellectual Property), the Parties agree that Climb will have the right to take over the prosecution of the Existing PCT Application as of the Effective Date including with respect to nationalizing such application and prosecuting patent applications before national (or regional) patent offices claiming priority from such Existing PCT Application, in each case, in the ROW Territory; provided that, (a) if within [**] of the Effective Date, and following review and discussion at the JSC, Climb notifies Mabworks in writing that it will not initiate or will no longer pursue the prosecution of national (or regional) patent applications claiming priority from such Existing PCT Application in any jurisdiction within the ROW Territory or (b) Climb has not submitted patent application filings by [**] in any jurisdiction where such filings are able to be made and are needed to initiate or continue prosecution of national (or regional) patent applications claiming priority from such Existing PCT Application in such jurisdiction, then Mabworks will have the right to initiate or continue national (or regional) patent applications claiming priority from such Existing PCT Application in such jurisdiction at its sole cost and expense. Climb will notify Mabworks through the JSC of its prosecution and maintenance progress relating to the Existing PCT Application in the ROW Territory by [**].
9.3.
Patent Enforcement.
9.3.1.
Notice. Each Party will promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patent Rights and any allegations, declaratory judgment, opposition, or similar action or written notices alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patent Rights.
9.3.2.
Product Infringement. As between the Parties, Climb will have the first right (but not the obligation) to bring and control any legal action in connection with the infringement of any Licensed Patent Right against any actual or suspected infringement by a Third Party product that is or may be competitive to a Licensed Product in the Field, including any filings for Regulatory Approval by any Biosimilar Product, or the defense of any action or proceeding with respect thereto brought by such Third Party (each a “Product Infringement”), at its own expense as it reasonably determines appropriate. Mabworks will join, and hereby agrees to be joined, as a party to the action if required by Applicable Law to pursue such action or to seek additional or alternative damages or injunctive relief against such Product Infringement. Climb will not enter into any settlement of any claim described in this Section 9.3.2 (Product Infringement) that admits to the invalidity of any Licensed Patent Right, without Mabworks’ prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned.

9.3.3.
Step-In Rights. With respect to any Product Infringement, and subject to the other provisions of this Section 9.3 (Patent Right Enforcement), if (a) Climb does not, within [**] following written request from Mabworks to remove or abate a Product Infringement, commence taking commercially appropriate steps to remove any infringement of the applicable Licensed Patent Right that is likely to have a material adverse effect on the sale of Licensed Products, and (b) Climb has not granted the infringing Third Party rights and licenses to continue the activities, then, unless Climb provides notice that it has bona fide strategic reasons for not enforcing such Licensed Patent Right, Mabworks will have the right, following written notification to the Climb, to take actions to cause such infringement to cease at Mabworks’ expense in a manner consistent with the terms and provisions hereof (but, for clarity, will not have the right to grant licenses without the written consent of Climb). However, if Climb has commenced a litigation against or negotiations with an alleged infringer for discontinuance of such infringement within such [**] period, then Mabworks may not bring suit for such infringement so long as Climb or its Affiliate continues to conduct such litigation using reasonable efforts or is in negotiations with respect thereto. Notwithstanding the foregoing, prior to enforcing any Licensed Patent Right, Mabworks will consult with Climb and consider in good faith (and if reasonable adhere to) Climb’s views with respect to the appropriate response to the Product Infringement, including any view that refraining from enforcing such Licensed Patent Rights would be more beneficial to the commercial success of the Licensed Products than enforcing such Licensed Patent Rights or that the potential costs and risks with respect to enforcing the Licensed Patent Rights outweighs the potential benefits from enforcing the Licensed Patent Rights. Mabworks will obtain the written consent of the Climb prior to entering into any complete and final settlement or other voluntary disposition of such action, or otherwise compromising such action in its entirety, such consent not to be unreasonably withheld, delayed, or conditioned.
9.3.4.
Cooperation. At the request and expense of the Party controlling any legal action brought pursuant to this Section 9.3 (Patent Right Enforcement), the non-controlling Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents and cooperating in discovery as required by Applicable Law. In connection with any such action, the controlling Party will keep the non-controlling Party reasonably informed on the status of such action and will not enter into any settlement that gives rise to liability of the noncontrolling Party, or otherwise impairs the non-controlling Party’s rights in the Licensed Patent Rights, without the prior written consent of the non-controlling Party. The non-controlling Party will be entitled to separate representation in such legal action by counsel of its own choice and at its own expense.
9.3.5.
Allocation of Recoveries. Limited to the ROW Territory, if Climb is the enforcing Party and recovers monetary damages from any Third Party in a suit pursuant to this Section 9.3 (Patent Enforcement) or any royalties from a license agreement with a Third Party related to any alleged Product Infringement, then such recovery will be allocated first to the reimbursement of any expenses incurred by each Party in such litigation, action, or license, and any remaining amounts will be retained by Climb, provided that any remaining funds where the damages are attributable to recovery against such Product Infringement will be treated as Net Sales of the applicable Licensed Product.

9.4.
Infringement of Third Party Rights.
9.4.1.
Notice. If any Licensed Compound or Licensed Product used or sold by a Party or its Affiliates or Sublicensees or licensees becomes the subject of a Third Party Infringement Claim, then the Party becoming aware of such Third Party Infringement Claim will promptly notify the other Party in writing, including a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. The Parties will assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such Third Party Infringement Claim.
9.4.2.
Defense by Climb. As between the Parties, Climb will have the sole right, but not the obligation, to defend any Third Party Infringement Claim in the Field with respect to the activities of Climb or its Affiliates or Sublicensees; provided that Climb will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Mabworks’ consent (such consent not to be unreasonably withheld, conditioned, or delayed) if such settlement, consent to judgment, or other voluntary final disposition would diminish the rights or interests of Mabworks under this Agreement.
9.4.3.
Defense by Mabworks. As between the Parties, Mabworks will have the sole right, but not the obligation, to defend any Third Party Infringement Claim in the Field with respect to the activities of Mabworks or its Affiliates or licensees; provided that Mabworks will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Climb’s consent (such consent not to be unreasonably withheld, conditioned, or delayed) if such settlement, consent to judgment, or other voluntary final disposition would diminish the rights or interests of Climb under this Agreement, including by a grant of a license with respect to the ROW Territory that would violate the exclusivity of the license grants in Section 2.1.1 (Exclusive Grant in the ROW Territory).
9.5.
Purple Book Listing. Climb and Mabworks will discuss in good faith the Licensed Patent Rights that will be included in the Purple Book maintained by the FDA or similar or equivalent patent listing or linking source, if any, in other countries for Licensed Products, and, after considering Mabworks’ comments in good faith, Climb will have the sole right to determine which Patent Rights will be included. Mabworks will provide such assistance as may be reasonably requested by Climb in connection with such listing.

9.6.
Trademarks.
9.6.1.
Global Trademarks. The Parties shall discuss in good faith the use of any global trademarks, other than Company Marks, to be used in connection with the Commercialization of any Licensed Product throughout the world (including any corresponding Chinese language versions thereof, the “Global Trademarks”). Climb shall own all rights in the Global Trademarks developed by it and shall have the sole right (but not the obligation) to register, maintain and enforce the Global Trademarks in any country in the world as it determines appropriate, at Climb’s own cost and expense, and Mabworks shall own all rights in the Global Trademarks developed by it and shall have the sole right (but not the obligation) to register, maintain and enforce the Global Trademarks in any country in the world as it determines appropriate, at Mabworks’ own cost and expense.

Each Party will have the right, but not the obligation, to market and sell the Licensed Products in such Party’s Territory under the other Party’s Global Trademark, provided that, if a Party decides, in its sole discretion, to use the other Party’s Global Trademarks, the Parties shall negotiate in good faith and enter into a trademark license agreement, pursuant to which the Party owning the Global Trademark would grant to the other Party a non-exclusive, sub-licensable license to use the Global Trademarks solely in connection with the Commercialization of the Licensed Product in the Field in such other Party’s Territory during the Term of this Agreement.

9.6.2.
Other Product Marks. Subject to Section 9.6.1 (Global Trademarks), (a) as between the Parties, Climb will have the sole right to use any Trademark it controls for Licensed Products in the ROW Territory at its sole discretion, and will have the sole right to determine, develop, prosecute, enforce, and defend one or more Product Mark(s) for use by Climb, its Affiliates and its and their Sublicensees in the ROW Territory to Commercialize Licensed Products in the Field in the ROW Territory, and (b) as between the Parties, Mabworks will have the sole right to use any Trademark it controls for Licensed Products in the China Territory at its sole discretion, and will have the sole right to determine, develop, prosecute, enforce, and defend one or more Product Mark(s) for use by Mabworks, its Affiliates and its and their sublicensees in the China Territory to Commercialize Licensed Products in the Field in the China Territory; provided that each Party will not, and will cause its Affiliates and its and their licensees and sublicensees not to, select or make any use of any Product Mark in its Territory that is confusingly similar to any Product Marks developed by the other Party for use in the other Party’s Territory, except as set forth in Section 9.6.1 (Global Trademarks).

Subject to Section 9.6.1 (Global Trademarks), as between the Parties, Climb will own all rights to Product Marks for any Licensed Product and all goodwill associated therewith, and the rights to any internet domain names incorporating the applicable Product Marks or any variation or part of such Product Marks used as its URL address or any part of such address, throughout the ROW Territory, and Mabworks will not, and will cause its Affiliates and (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Product Mark anywhere in the ROW Territory or any registrations issued or issuing with respect thereto. Subject to Section 9.6.1 (Global Trademarks), as between the Parties, Mabworks will own all rights to Product Marks for any Licensed Product and all goodwill associated therewith, and the rights to any internet domain names incorporating the applicable Product Marks or any variation or part of such Product Marks used as its URL address or any part of such address, throughout the China Territory, and Climb will not, and will cause its Affiliates and (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Product Mark anywhere in the China Territory or any registrations issued or issuing with respect thereto. Notwithstanding anything to the contrary in this Agreement, each Party agrees and acknowledges that this Agreement does not grant any rights for a Party to use the Company Marks of the other Party or its Affiliates, and each Party will not, and will cause its Affiliates and its and their licensees and sublicensees not to, select or make use of any Trademark that are confusingly similar to any Company Marks of the other Party or its Affiliates.

Article 10

CONFIDENTIALITY

10.1.
Confidentiality. Except as otherwise expressly set forth herein, the Receiving Party will, during the Term and for a period of [**] thereafter, keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own Confidential Information (but in no event less than a reasonable degree of care) and will not (a) disclose such Confidential Information to any Person without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its Affiliates, Sublicensees, Subcontractors, licensees, or contractors, and its and their employees, directors, consultants, advisors, or agents who have a need to know such Confidential Information, all of whom will be similarly bound by confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement and for whom the Disclosing Party will be responsible, or (b) use such Confidential Information for any purpose other than for the purposes contemplated by this Agreement. The Receiving Party will cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 10.1 (Confidentiality) and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 10 (Confidentiality). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

10.2.
Confidential Information. The existence and terms of this Agreement are the Confidential Information of each Party, and each Party will be deemed a Receiving Party with respect thereto. Unpublished patent applications within the Licensed Patent Rights, Know-How Covered by the Licensed Patent Rights, and all other Licensed Know-How are the Confidential Information of both Parties, regardless of which Party is the Disclosing Party. All information exchanged between the Parties regarding the prosecution, maintenance, defense, and enforcement of the Patent Rights under Article 9 (Intellectual Property) will be the Confidential Information of the prosecuting or enforcing Party, as applicable. All data, results, and reports relating to any Licensed Product (a) generated by Climb under this Agreement will be the Confidential Information of Climb and (b) generated by Mabworks under this Agreement will be the Confidential Information of Mabworks; provided that Mabworks will maintain such data, results, and reports described in the foregoing clause (b) and all Licensed Know-How in confidence and not disclose them to any Third Party for so long as they remain Confidential Information of Mabworks, except as permitted under Section 10.4 (Authorized Disclosures) or Section 10.5 (Publicity).
10.3.
Exceptions. Information will not be Confidential Information, and the foregoing confidentiality and non-use obligations will not apply to any such information that the Receiving Party can demonstrate by competent written proof:
10.3.1.
was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
10.3.2.
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
10.3.3.
became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement;
10.3.4.
is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure; or
10.3.5.
is subsequently independently discovered or developed by the Receiving Party without the aid, application, or use of the Disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
10.4.
Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1 (Confidentiality), a Party may disclose the other Party’s Confidential Information (or to the extent constrained by Section 10.2 (Confidential Information), its own Confidential Information) and the terms of this Agreement to the extent:
10.4.1.
to its Affiliates, Sublicensees, Subcontractors, licensees, or contactors, and their employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its rights under this Agreement, in each case, who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms and conditions of this Article 10 (Confidentiality);

10.4.2.
such disclosure is reasonably necessary: (a) to perform an obligation or exercise a right under the Agreement; (b) for the filing or prosecution of Patent Rights as contemplated by this Agreement; (c) in connection with regulatory filings for the Licensed Products; or (d) for the prosecuting or defending litigation as contemplated by this Agreement;
10.4.3.
such disclosure is reasonably necessary: (a) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants, or financial advisors to provide advice to the Receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants, and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (b) to actual or potential investors, acquirors, Mabworks, sublicensees, collaborators, or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing, or other business transaction; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or
10.4.4.
such disclosure is required by judicial or administrative process, provided that in such event such Party will promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process will remain otherwise subject to the confidentiality and non-use provisions of this Article 10 (Confidentiality), and the Party disclosing Confidential Information pursuant to law or court order will take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.
10.5.
Publicity.
10.5.1.
Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, each Party shall be free to make publications and scientific presentations related to the Licensed Compounds and Licensed Products; provided that (a) such Party shall provide a draft of such publication or presentation to the other Party for review prior to making such publication or presentation, and consider in good faith any reasonable comments of the other Party to such draft, (b) such Party shall remove any Confidential Information of the other Party within such publication or presentation if requested by the other Party, (c) such Party shall in good faith consider removing any Licensed Know-How or Foreground Know-How which constitutes its own Confidential Information within such publication or presentation if requested by the other Party, recognizing the applicability of the provisions in Section 10.2 (Confidential Information), and (d) any publication or presentation to be made by such Party that names the other Party (other than naming the other Party as a licensee or licensor, as applicable) will require the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Each Party will keep the JSC informed of its general publication strategy and presentation calendar for the Licensed Compounds and Licensed Products.

10.5.2.
Press Release. Climb may issue a press release announcing this Agreement after the Effective Date substantially in the form attached hereto as Schedule 10.5.2 (Press Release). Following the initial press release announcing this Agreement, either Party will be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, the terms of this Agreement, in each case to the extent previously disclosed in the initial press release. Except to the extent expressly permitted in this Section 10.5 (Publicity), no disclosure of the terms of this Agreement may be made by either Party, and no Party will use the name or any Trademark of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party.
10.6.
Certain Disclosures. Notwithstanding anything else herein (including Section 10.5.2 (Press Release)), a Party may make any public disclosure, including filings with the Securities Exchange Commission (or equivalent foreign agency) (“SEC”) it believes in good faith is required by Applicable Law or rule of any applicable stock market or securities exchange (in which case the disclosing party shall use commercially reasonable efforts to advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure). In the event, a Party seeking such disclosure intends to publicly file a copy of this Agreement or otherwise disclose material terms of this Agreement not included in the Press Release, it will (a) in the case of filing the agreement, prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, or (b) in the case of any other disclosure of material terms of this Agreement, prepare a draft of the disclosure, and, in each case ((a) and (b)) provide such documents to the other Party reasonably in advance of any such disclosure to provide sufficient time for the other Party to review and comment on such documents in accordance with this Section 10.6 (Certain Disclosures). If any such proposed disclosure or related documents provided by a disclosing Party is not in the English language, such disclosing Party shall also provide (at the same time as providing the non-English version) an English translation of the proposed disclosure or related documents to the other Party for their review and comment. The other Party agrees to promptly (and in any event, with respect to any disclosures that Climb must make promptly after the Effective Date, no less than [**] after receipt of such draft documents, and for other disclosures to be made by the Parties, no less than [**] after receipt of such draft documents) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by applicable SEC regulations. The disclosing Party will reasonably consider the other Party’s comments in good faith; provided that the Parties acknowledge and agree that the disclosing Party will have the right to make any disclosures it reasonably believes are necessary for it to comply with Applicable Law. The Party seeking such disclosure will exercise reasonable efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.
10.7.
Prior CDA. This Agreement supersedes the Mutual Confidential Disclosure Agreement between Mabworks and Climb effective as of [**] (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between Mabworks and Climb under the Prior CDA will be deemed Confidential Information of the Disclosing Party and will be subject to the terms of this Article 10 (Confidentiality).

10.8.
Equitable Relief. Each Party acknowledges that a breach of this Article 10 (Confidentiality) cannot reasonably or adequately be compensated in damages in an action at law and that such a breach will cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.
10.9.
Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.
10.10.
Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party will be liable for the use of any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any officers, directors, agents, contractors, or employees of such Party after having access to such Confidential Information of the other Party (“Residual Knowledge”), provided that such officer, director, agent, contractor, or employee (a) has not intentionally memorized such Residual Knowledge, and (b) has not been directed or encouraged by such Party to memorize such Residual Knowledge. Any use made by a Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1.
Representations and Warranties of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date that:
11.1.1.
it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

11.1.2.
it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally;
11.1.3.
the execution, delivery, and performance of this Agreement by such Party does not require any authorization, consent, approval, license, exemption of or filing or registration with any Third Party (including any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign) or under any Applicable Law currently in effect, and none of the foregoing is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder, or equivalent rules and regulations under Applicable Law in other countries, to conduct Clinical Trials or to seek or obtain Regulatory Approvals;
11.1.4.
it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and
11.1.5.
it has not, directly or indirectly, offered, promised, paid, authorized, or given, and each Party agrees that it will not, in the future, offer, promise, pay, authorize, or give any money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to perform or omit to perform an act in violation of its lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to any person or entity, in any way related to this Agreement.
11.2.
Representations and Warranties of Mabworks. Except as set forth in the Schedule 11.2 (Disclosure Schedule of Mabworks), Mabworks represents and warrants to Climb as of the Effective Date, and covenants to Climb during the Term (as applicable) that:
11.2.1.
except for any Patent Rights or Know-How in-licensed by Mabworks or its Affiliates under the Upstream In-Licenses, it exclusively owns the Licensed Technology and has the rights to grant the licenses to Climb as purported to be granted under Section 2.1 (License Grants) of this Agreement;

11.2.2.
to its knowledge, the Licensed Technology includes all Know-How and Patent Rights necessary to Exploit the Licensed Compound and Licensed Products in the Field in the ROW Territory;
11.2.3.
its rights, title, and interests in and to all of the Licensed Technology are free of any lien, charge, encumbrance, or security interest that could reasonably be expected to conflict with or limit the scope of or have a material adverse impact on any of the rights or licenses granted to Climb hereunder;
11.2.4.
it has not previously assigned, transferred, conveyed, or granted any license or other rights under the Licensed Technology that would conflict with or limit the scope of any of the rights or licenses granted to Climb hereunder;
11.2.5.
its equity control relationships have been disclosed in Schedule 11.2 (Disclosure Schedule of Mabworks);
11.2.6.
(a) Schedule 1.85 (Licensed Patent Rights as of the Execution Date) sets forth a complete and accurate list of all Licensed Patent Rights and the owner of each Licensed Patent Right; (b) Mabworks or its Affiliates Controls all Licensed Patent Rights on Schedule 1.85 (Licensed Patent Rights as of the Execution Date); and (c) neither Mabworks nor any of its Affiliates holds any rights to or owns any Patent Right that would be Licensed Patent Rights but for Mabworks or such Affiliate not Controlling such Patent Right;
11.2.7.
the Licensed Technology includes all Know-How and Patent Rights that are being used by Mabworks and its Affiliates in the Exploitation of the Licensed Compounds and Licensed Products in the China Territory and the ROW Territory as of the Effective Date;
11.2.8.
all Licensed Patent Rights owned by Mabworks and, to its knowledge, all Licensed Patent Rights licensed to Mabworks (a) are being diligently prosecuted or maintained in the respective patent offices in accordance, in all material respects, with Applicable Law and (b) have been filed and maintained in accordance, in all material respects, with all Applicable Law and all applicable fees required to be paid by Mabworks in order to prosecute or maintain the Licensed Patent Rights have been timely paid;
11.2.9.
(a) neither Mabworks nor any of its Affiliates has received written notice of (i) any claim, judgment, or settlement against or owed by Mabworks with respect to the Licensed Technology, or (ii) any pending reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding, in each case ((i) and (ii)), seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Technology, and (b) neither Mabworks nor any of its Affiliates has received written notice of (i) any threatened claim or litigation or (ii) any reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding, in each case ((i) and (ii)), seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Technology;

11.2.10.
to its knowledge, there is no information, facts or circumstances that would reasonably be expected to result in a successful challenge to the enforceability or validity of any issued Patent Right or, if not issued, any pending Patent Right application, within the Licensed Patent Rights;
11.2.11.
it has used commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within the Licensed Know-How and, to its knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any non-public Licensed Know-How falling into the public domain;
11.2.12.
there is no pending or, to its knowledge, threatened (in writing), adverse actions, claims, suits, allegations or proceedings against Mabworks or any of its Affiliates involving the Licensed Technology, Licensed Compound or Licensed Product, and there is no judgment or settlement against or owed by Mabworks or its Affiliate related to any of the foregoing;
11.2.13.
to its knowledge, no Third Party has infringed upon, misappropriated, or otherwise violated Mabworks’ rights in the Licensed Technology;
11.2.14.
it has not received any written notice from any Third Party (a) asserting or alleging that the Development of the Licensed Compounds or Licensed Product infringed or misappropriated the intellectual property rights of such Third Party or (b) otherwise challenging the rights of Mabworks to use or license any of the Licensed Technology or any Licensed Compound or Licensed Product;
11.2.15.
(a) it has disclosed to Climb in writing the technical information and patent search analysis within its possession, without any intentional concealment or deception, and (b) to its knowledge, there are no facts existing as of the Effective Date which would form a reasonable basis for any claim of infringement, misappropriation, or other violation of any intellectual property rights of any Third Party existing as of the Effective Date by the Development, Manufacture, or Commercialization of any Licensed Compounds or Licensed Products;
11.2.16.
it holds all approvals, permits, licenses, franchises, authorizations, and clearances issued by any Regulatory Authority that are required in connection with the Development and Manufacture conducted as of the Effective Date by Mabworks or its Affiliates of the Licensed Compounds and Licensed Products;
11.2.17.
neither it nor any of its Affiliates has received any warning letters or written correspondence from the NMPA or any other Regulatory Authority requiring the termination, suspension, or material modification of any clinical or pre-clinical studies or tests with respect to the Licensed Compound or Licensed Product;

11.2.18.
there is no pending or, to its knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Mabworks or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Mabworks’ ability to perform its obligations under this Agreement;
11.2.19.
it has not initiated a voluntary proceeding under any applicable Bankruptcy Code, and to Mabworks’ knowledge, there is no involuntary proceeding under any applicable Bankruptcy Code pending against Mabworks as of the Effective Date;
11.2.20.
(a) to its knowledge, there are no scientific or technical facts or circumstances with respect to the Licensed Compounds or Licensed Products that have not been disclosed to Climb, and that would materially adversely affect the scientific, therapeutic, or commercial potential of the Licensed Compounds or Licensed Products; (b) to Mabworks’ knowledge, there are no Patent Rights, Regulatory Approvals, Regulatory Materials, Know-How, materials, or other intellectual property rights within Mabworks’ possession or Control that have not been disclosed to Climb (other than materials that are will be disclosed to Climb following the Effective Date in accordance with the technology transfer provisions of this Agreement) and that would materially adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any Licensed Compounds or Licensed Products; and (c) to its knowledge, there are no safety, efficacy, or regulatory issues that would preclude Climb or Mabworks from Exploiting a Licensed Compounds or Licensed Product in the ROW Territory in compliance with Applicable Law;
11.2.21.
it has provided Climb with the opportunity to review all written material Know-How in Mabworks’ possession relating to the subject matter of this Agreement, and has not intentionally concealed from Climb any such material Know-How;
11.2.22.
no government or governmental agency holds or retains any rights to the Licensed Technology;
11.2.23.
except for the Upstream In-Licenses, there is no agreement between Mabworks or any of its Affiliates and any Third Party pursuant to which Mabworks or its Affiliate has acquired Control of any of the Licensed Technology. The Upstream In-Licenses are in full force and effect and have not been modified or amended except as set forth in the Schedule 1.165 (Upstream In-Licenses). Mabworks has provided to Climb true and complete copies of the Upstream In-Licenses, including any amendments thereto. Neither Mabworks nor its Affiliates, nor, to its knowledge, any Third Party that is a party to an Upstream In-License is in material breach of, or in default with respect to a material obligation under such Upstream In-License, and none of such parties has claimed or, to its knowledge, has grounds upon which to claim, that the other parties is in material breach of, or in default with respect to a material obligation under the Upstream In-Licenses;
11.2.24.
this Agreement constitutes a valid sublicense under the rights licensed to Mabworks and its Affiliates under the Upstream In-Licenses;

11.2.25.
Beijing Mabridge Biopharmaceutical Co., Ltd is a majority-owned subsidiary of Mabworks;
11.2.26.
the Licensed Technology includes the all of the Mabridge Technology, and this Agreement grants Climb the right to practice the Mabridge Technology in accordance with Section 2.1 (License Grants), including the right to sublicense the rights to Mabridge Technology through multiple tiers in accordance with Section 2.2 (Right to Sublicense and Subcontract); and
11.2.27.
it owns all Licensed Technology other than the Mabridge Technology or any Patent Rights or Know-How in-licensed under an Upstream In-License.
11.3.
Covenants of Mabworks.
11.3.1.
Mabworks will comply with all Applicable Law in the course of performing its obligations or exercising its rights under this Agreement, including, as applicable, cGMP, GCP, and applicable export control laws, restrictions and regulations, and will not employ or engage any person or entity who has been debarred by any Governmental Authority, or, to its knowledge, is the subject of debarment proceedings by a Governmental Authority.
11.3.2.
Neither Mabworks nor any of its Affiliates will assign, transfer, convey or grant during the Term any license or other rights under the Licensed Technology that would conflict with or limit the scope of any of the rights or licenses granted to the Climb hereunder. For the avoidance of doubt, this Section 11.3.1 (Covenants of Mabworks) shall not restrict Mabworks from transferring its rights in the Licensed Technology to an assignee of this Agreement in compliance with Section 15.2 (Assignment; Change of Control).
11.3.3.
Mabworks and their Affiliates will maintain and not breach the Upstream In-Licenses.
11.3.4.
Mabworks will promptly notify Climb in writing of any material breach of the Upstream In-Licenses, and will promptly notify Climb in writing if Mabworks or its Affiliate sends or receives a notice of material breach of the Upstream In-Licenses. In the event of a breach by Mabworks or its Affiliate of the Upstream In-Licenses that Mabworks or its Affiliate fails to cure in a timely manner, upon Climb’s request, Mabworks and its Affiliates will permit Climb to cure such breach on Mabworks’ or its Affiliate’s behalf prior to the expiration of any applicable cure period and Mabworks will reimburse Climb with respect to any related costs to cure such breach.
11.3.5.
Mabworks will not, and will cause its Affiliates not to, amend, modify or terminate any Upstream In-License in a manner that would adversely affect Climb’s rights hereunder without first obtaining Climb’s prior written consent, which consent may be withheld in Climb’s sole discretion.

11.3.6.
Promptly following Climb’s request to (a) provide any notice to a Third Party under an Upstream in-License, (b) seek a Third Party’s consent or waiver with respect to any activity that requires such consent or waiver under an Upstream In-License, (c) amend the terms of any Upstream In-License, or (d) reasonably assist Climb or its Affiliates or Sublicensees to enter into a direct license with a Third Party that is a party to any Upstream In-License, Mabworks and their Affiliates will cooperate with Climb to give effect to the applicable request and will execute, acknowledge and deliver such further instruments and take such further actions as necessary or appropriate in order to carry out such request.
11.4.
Covenants of Each Party. Each Party agrees that it will not offer, promise, pay, authorize, or give any money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to perform or omit to perform an act in violation of its lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to any person or entity, in any way related to this Agreement.
11.5.
NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FURTHERMORE, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, MABWORKS HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF VALIDITY AND ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF THIRD PARTIES, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE LICENSED PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT.

Article 12

INDEMNIFICATION

12.1.
Indemnification by Climb. Climb will indemnify and hold harmless Mabworks, its Affiliates, and their directors, officers, employees, and agents (individually and collectively, the “Mabworks Indemnitee(s)”) from and against all losses, liabilities, damages, and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent arising from:
12.1.1.
any breach of, or inaccuracy in, any representation or warranty made by Climb in this Agreement, or any breach or violation of any covenant of Climb in this Agreement;
12.1.2.
the Development, Manufacture, and Commercialization of the Licensed Products in the ROW Territory by Climb or any of its Affiliates or Sublicensees; or

12.1.3.
the negligence, willful misconduct, or fraud by any Climb Indemnitee;

except, in each case of Section 12.1.1 (Indemnification by Climb) through Section 12.1.3 (Indemnification by Climb), to the extent such Losses arise from any action for which Mabworks has an indemnification obligation to a Climb Indemnitee under Section 12.2 (Indemnification by Mabworks).

12.2.
Indemnification by Mabworks. Mabworks will indemnify and hold harmless Climb, its Affiliates, and their directors, officers, employees, and agents (individually and collectively, the “Climb Indemnitee(s)”) from and against all Losses incurred in connection with any Claims to the extent arising from:
12.2.1.
any breach of, or inaccuracy in, any representation or warranty made by Mabworks in this Agreement, or any breach or violation of any covenant of Mabworks in this Agreement;
12.2.2.
the Development, Manufacture, and Commercialization of the Licensed Compounds or Licensed Products (a) anywhere in the world prior to the Effective Date, or (b) in the China Territory, in each case, by Mabworks or any of its Affiliates, licensees, sublicensees or contractors;
12.2.3.
the Development, Manufacture, and Commercialization of the Terminated Compounds or Terminated Products in the Terminated Countries by Mabworks or any of its Affiliates, licensees, sublicensees or contractors;
12.2.4.
the negligence, willful misconduct, or fraud by any Mabworks Indemnitee; or
12.2.5.
any action, notification, imposition, assertion or other claim by any Tax Authority that Taxes are payable by Climb to a Tax Authority as a result of a legal obligation to withhold or deduct Taxes from any payments to Mabworks under this Agreement to the extent such Taxes had not been withheld or deducted by Climb from the payments under Section 8.7.2 (Withholding) or otherwise; except, in each case of Section 12.2.1 (Indemnification by Mabworks) through Section 12.2.5 (Indemnification by Mabworks), to the extent such Losses arise from any action for which Climb has an indemnification obligation to a Mabworks Indemnitee under Section 12.1 (Indemnification by Climb).

12.3.
Indemnification Procedure.
12.3.1.
If either Party is seeking indemnification under Section 12.1 (Indemnification by Climb) or Section 12.2 (Indemnification by Mabworks) (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within [**] after receiving notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been prejudiced as a result of such failure or delay to give notice). Subject to Section 9.3 (Patent Enforcement) and Section 9.4 (Infringement of Third Party Rights), the Indemnifying Party will have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party.

Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 12.1 (Indemnification by Climb) or Section 12.2 (Indemnification by Mabworks) as to any Claim, pending resolution of the dispute pursuant to Article 14 (Dispute Resolution), then the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 (Indemnification by Climb) or Section 12.2 (Indemnification by Mabworks) upon resolution of the underlying Claim.

12.3.2.
With respect to any indemnity claim pursuant to Section 12.2.5 (Indemnification by Mabworks), Climb shall provide written evidence of the amount of Taxes sought by the Taxing Authority, and Climb is entitled, in its sole discretion, to choose (a) to claim for reimbursement of such amount from Mabworks, which Mabworks shall promptly reimburse, or (b) to set-off and apply against any and all amounts at any time owing to Mabworks under this Agreement, and the procedures described in Section 12.3.1 (Indemnification Procedure) will not apply.
12.4.
Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 12 (Indemnification). Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.5.
Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR BREACH OF SECTIONS 2.6 (GRAY MARKET RESTRICTIONS), OR ARTICLE 10 (CONFIDENTIALITY), OR THE DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY. Further, the Parties acknowledge and agree that Losses paid to Third Parties asserting a Claim pursuant to Section 12.1 (Indemnification by Climb) or Section 12.2 (Indemnification by Mabworks) and out of pocket costs and expenses incurred in connection with such Claims will be deemed to be direct damages for the purpose of this Section 12.5 (Limitation of Liability), and do not constitute special, consequential, or punitive damages limited by this Section 12.5 (Limitation of Liability).
12.6.
Insurance. Each of the Parties will, at their own respective expense, procure and maintain during the Term insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope, which in any event will meet or exceed the level of insurance required under Applicable Law. Each Party will provide the other Party with a certificate of such insurance upon request of the other Party. Such insurance will not be construed to create a limit of either Party’s liability under this Agreement.

Article 13

TERM AND TERMINATION

13.1.
Term. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will remain in effect until it expires (a) on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the Royalty Term for such Licensed Product in such country and (b) in its entirety, upon the expiration of all Royalty Terms for all Licensed Products in all countries in the ROW Territory (the “Term”).
13.2.
Termination.
13.2.1.
Termination by Climb for Convenience. Climb may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product and country-by-country basis, at its sole discretion and for any or no reason at any time by providing 60 days’ advance written notice of such termination to Mabworks.

13.2.2.
Termination for Material Breach. Subject to Section 13.2.3 (Disputes Regarding Material Breach), either Party (the “Non-Breaching Party”) may terminate this Agreement, on a country-by-country and Licensed Product-by-Licensed Product basis, if the other Party (the “Breaching Party”) has materially breached this Agreement with respect to such Licensed Product in such country, and such material breach has not been cured within [**] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (such [**] period, the “Cure Period”). The written notice describing the alleged material breach will provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 13.2.2 (Termination for Material Breach) will become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not curable prior to the expiration of the applicable Cure Period, then such Cure Period will be extended so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, provided that, in no event will the Cure Period be extended to more than a total of [**]. For the avoidance of doubt, if the material breach by the Breaching Party described in the notice of such material breach pertains to one or more Licensed Products or one or more countries in the ROW Territory, then the Non-Breaching Party may terminate this Agreement solely with respect to the Licensed Product(s) to which such breach pertains is directed, or the applicable country(ies) to which such breach pertains.
13.2.3.
Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Article 14 (Dispute Resolution), and the applicable Cure Period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is finally determined pursuant to Article 14 (Dispute Resolution) that the Breaching Party committed a material breach of this Agreement, then the applicable Cure Period will resume and unless such alleged breach is cured during the pendency of such Cure Period (once resumed), this Agreement will terminate effective as of the expiration of such Cure Period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and all Cure Periods. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages. Any disputed payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if it is determined pursuant to Article 14 (Dispute Resolution) that such payments are to be refunded by one Party to the other Party. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with Section 13.2.2 (Termination for Material Breach)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.
13.2.4.
Termination for Insolvency. Each Party will have the right to terminate this Agreement in its entirety upon written notice to the other Party in the event that the other Party undergoes any Insolvency Event.

13.3.
Effects of Termination. Upon the effective date of termination (but not expiration) of this Agreement:
13.3.1.
Termination of Rights and Licenses. Except as expressly set forth herein, including those provisions that this Agreement expressly provides will survive such termination and subject to Section 13.3.5 (Survival of Sublicenses), all rights and licenses granted by each Party to the other Party in this Agreement will terminate with respect to the Terminated Compounds and Terminated Products in the Terminated Countries; provided that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement for the Terminated Compounds and Terminated Products in the Terminated Countries in accordance with Applicable Law and as otherwise required in accordance with this Section 13.3 (Effects of Termination).
13.3.2.
Sell-Off Right. Climb and its Affiliates and its Sublicensees will have the right to sell off any Terminated Products that have been Manufactured or are in the process of being Manufactured at the time of termination; provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 8 (Financial Provisions) will apply to such Net Sales and, in the event that such sales result in the achievement of a Sales Milestone Event, the applicable Sales Milestone Payment will be payable.
13.3.3.
Termination of Payment Obligations. All payment obligations with respect to the Terminated Compounds and Terminated Products in the Terminated Countries hereunder will terminate, other than those that are accrued and unpaid as of the effective date of such termination. Climb will pay or cause to be paid to Mabworks all such accrued and unpaid sums in accordance with the applicable payment terms set forth in this Agreement. For clarity, the Upfront Payment, Development Milestone Payments, and Sales Milestone Payments shall be irrevocable and non-refundable, except as otherwise agreed by the Parties.
13.3.4.
Ongoing Clinical Trials. Notwithstanding any provision to the contrary set forth under this Agreement, if a Clinical Trial of a Terminated Product in a Terminated Country has been initiated at the time of termination for such Terminated Product in such Terminated Country, then the terms of this Agreement will continue to apply as necessary to accomplish a safe and orderly wind-down of such Clinical Trial, unless Climb and Mabworks agree in writing that Climb will transfer the conduct of such Clinical Trial to Mabworks or its designee and such transfer is permitted under Applicable Law; provided that, if the continuation of such Clinical Trial by Climb is required by Applicable Law or for ethical or safety reasons, in which case Climb will so continue such Clinical Trial for so long as to enable such Clinical Trial to be completed without interruption.

13.3.5.
Sublicense Survival. Upon termination of this Agreement for any reason, and upon the request of any Sublicensee not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, Mabworks will enter into a direct license from Mabworks to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory and duration of sublicense grant (each a “New License Agreement”). Mabworks agrees that such Sublicensee’s sublicense will survive the termination of this Agreement until such New License Agreement between Mabworks and such former Sublicensee can be entered into, and such Sublicensee will be required to pay to Mabworks the same amounts in consideration for such direct grant as Mabworks would have otherwise received from Climb pursuant to this Agreement on account of such Sublicensee’s Exploitation of the relevant Terminated Products in the Terminated Countries had this Agreement not been terminated. Under such New License Agreement, Mabworks will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of Mabworks set forth in this Agreement will be included in such New License Agreement. Each Sublicensee will be an intended Third Party beneficiary of this Section 13.3.5 (Sublicense Survival) with the right to enforce the same against Mabworks. At the request of Climb, Mabworks will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 13.3.5 (Sublicense Survival).
13.3.6.
Return of Confidential Information. Within [**] following any termination of this Agreement, each Party will, at the request of the other Party, deliver to the other Party, or certify the destruction of, any and all tangible Confidential Information of the other Party in such Party’s possession that is solely related to the Terminated Compounds and Terminated Product(s) in the Terminated Countries (or if this Agreement is terminated in its entirety, then all such Confidential Information of the other Party), and to the extent reasonably practicable, remove such Confidential Information of the other Party from all databases and systems. Notwithstanding the foregoing, each Receiving Party may retain copies of the Disclosing Party’s Confidential Information to the extent required by Applicable Law or to the extent such Confidential Information is electronically archived in the ordinary course of the Receiving Party’s business. Any Confidential Information retained by the Receiving Party pursuant to this Section 13.3.6 (Return of Confidential Information) will remain subject to the obligations of non-disclosure and limitations on use set forth in this Agreement.
13.3.7.
Return of Prosecution Rights. With respect to the Licensed Patent Rights (including patent applications) that have been transferred to Climb for prosecution and maintenance in accordance with this Agreement, following the termination of this Agreement, Climb shall cooperate with Mabworks for the prompt transfer of the rights to prosecute and maintain such Licensed Patent Rights back to Mabworks, including by fulfilling any relevant administrative procedures such as changing the applicant or the right holder for such Patent Rights.

13.4.
Survival. The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations that are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity. Without limiting the foregoing, the following provisions will survive the termination or expiration of this Agreement for any reason: Article 1 (Definitions), Section 2.3 (No Other Rights and Retained Rights), Article 8 (Financial Provisions) (solely with respect to payment obligations accruing prior to the expiration or termination of this Agreement), Section 8.4.5 (Expiration of Royalty Term), Section 9.1 (Inventions) (except for Section 9.1.3(a) (Invention Disclosure), Article 10 (Confidentiality), Section 11.5 (No Other Warranties), Article 12 (Indemnification) (except for Section 12.6 (Insurance)), Section 13.3 (Effects of Termination), this Section 13.4 (Survival), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous) (except for Section 15.2.3 (Assignment of Intellectual Property); provided that, solely with respect to any Licensed Technology under which Climb has received a perpetual license in connection with Section 8.4.5 (Expiration of Royalty Term) prior to or at the time of the applicable expiration or termination of this Agreement, Mabworks will not assign its rights and interest under such Licensed Technology in a manner that would adversely affect Climb’s rights under such perpetual license).

Article 14

DISPUTE RESOLUTION

14.1.
Disputes. Except as provided in Section 3.5 (Decision-Making), the Parties agree that the procedures set forth in this Article 14 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim of any nature arising out of, relating to or in connection with this Agreement (each, a “Dispute”, and collectively, the “Disputes”). Either Party may initiate dispute resolution proceedings for a Dispute by providing written notice of the Dispute to the other Party.
14.2.
Resolution by Executive Officers. In the event of any Dispute, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves, including discussions through their respective Alliance Managers. If such Dispute is not resolved on an informal basis within [**] after one Party provides written notice of the Dispute to the other, then either Party may, by written notice to the other Party, refer the Dispute to the Executive Officers for attempted resolution by good faith negotiation within [**] after such notice is received. Any Party will have the right to refer any and all Disputes that are not resolved under this Section 14.2 (Resolution by Executive Officers) to arbitration in accordance with Section 14.3 (Binding Arbitration) at any time after the [**] period for negotiations between the Executive Officers has expired. Any dispute concerning the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate will be finally settled by the arbitrators.

14.3.
Binding Arbitration.
14.3.1.
ICC Arbitration. If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2 (Resolution by Executive Officers), and a Party desires to pursue resolution of the dispute, the dispute will be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules and procedures then in effect.
14.3.2.
Arbitration Procedure. The number of arbitrators will be three. Each Party will nominate one arbitrator and the two Party-nominated arbitrators will nominate the third arbitrator, who will serve as the presiding arbitrator, within [**] after the second arbitrator’s appointment. The language of the arbitration will be English, and each arbitrator must have experience in the biotechnology and pharmaceutical industry, and each arbitrator must be fluent in English. If, however, the aggregate award sought by the Parties is less than $[**] and equitable relief is not sought, the arbitration will be conducted by a single arbitrator agreed by the Parties (or appointed by the ICC if the Parties cannot agree). The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. For clarity, and notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including under Section 13.3.3 (Termination of Payment Obligations)) shall limit the ability for an arbitrator to award damages to a Party under this Section 14.3 (Binding Arbitration).
14.3.3.
Location and Language. The seat and location of the arbitration will be New York City, New York, U.S., and the language of the proceedings will be English. The arbitral tribunal will determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.5 (Governing Law). The Parties agree that any award or decision made by the arbitral tribunal will be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
14.3.4.
Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal will have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

14.3.5.
Confidentiality. The existence and content of the arbitral proceedings and any ruling or awards will be kept confidential by the Parties and members of the arbitral tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (b) with the consent of all Parties, (c) where needed for the preparation or presentation of a claim or defense in the arbitration, (d) where such information is already in the public domain other than a result of a breach of this clause, or (e) by order of the arbitral tribunal upon application of a Party.

14.3.6.
Costs. Each Party will bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, that the arbitrator will be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, travel expenses, etc.), or the fees and costs of the administrator and the arbitrator.
14.3.7.
Intellectual Property Rights. Notwithstanding anything in this Section 14.3 (Binding Arbitration), in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 14.2 (Resolution by Executive Officers), such dispute will not be submitted to an arbitration proceeding in accordance with this Section 14.3 (Binding Arbitration), unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
14.3.8.
Continued Performance. Unless and until this Agreement has terminated in accordance with its terms, the Parties will continue to proceed with and be bound by all rights and obligations hereunder notwithstanding the existence of a Dispute or the pendency of an arbitration process.

14.4.
Baseball Arbitration.
14.4.1.
Baseball Arbitration Procedure. (a) Either Party may submit a failure to agree on the terms of the Quality Agreement in accordance with Section 6.2 (Quality Agreement) or (b) Climb may submit a failure to agree on the terms of the master services agreement in accordance with Section 4.9 (Additional Development Services), and (c) Climb may submit a failure to agree on the terms of the Clinical Supply Agreement in accordance with Section 6.1 (Clinical Supply Agreement), in each case ((a) through (c)), to a Third Party expert (a “Third Party Expert”) acceptable to the Parties having relevant expertise with respect to the dispute and who has not had any material business relationship with either Party in the [**] prior to appointment. The Parties will use reasonable efforts to agree on the Third Party Expert within [**] after either Party designates the dispute for mediation and arbitration. If the Parties cannot agree on a Third Party Expert within [**], then each Party will nominate one Third Party expert within such [**] period, and the two Third Party experts selected will nominate the Third Party expert within [**] after their nomination, and such Third Party expert will be the Third Party Expert for purpose of this Section 14.4 (Baseball Arbitration).
14.4.2.
Proposal of Terms. Within [**] of selection of the Third Party experts, each Party will deliver to both the Third Party Expert and the other Party a detailed written proposal setting forth (a) all terms the Parties have agreed upon, and (b) all of such Party’s proposed additional terms for the resolution of the dispute (the “Proposed Terms”) and a memorandum (the “Support Memorandum”) in support thereof, which will not exceed [**] pages in length. The Parties will also provide the Third Party Expert with a copy of this Agreement, as amended through such date. Within [**] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the Third Party Expert (with a copy to the other Party) a response to the other Party’s Proposed Terms and Support Memorandum, such response not exceeding [**] pages in length. Neither Party may have any other communications (either written or oral) with the Third Party Expert; provided that the Third Party Expert may, in its discretion, convene a hearing to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms and Support Memorandum, at which time each Party will have an agreed upon time to argue and present witnesses in support of its Proposed Terms.
14.4.3.
Selection of Proposed Terms. Within [**] after the Third Party Expert is appointed, the Third Party Expert will select one of the two Proposed Terms (without modification) provided by the Parties that most closely reflects a commercially reasonable interpretation of the terms of this Agreement. In making its selection, (a) the Third Party Expert will not modify the terms or conditions of either Party’s Proposed Terms nor will the Third Party Expert combine provisions from both Proposed Terms and (b) the Third Party Expert will consider the terms and conditions of this Agreement, the relative merits of the Proposed Terms, the Support Memorandums and, if applicable, the oral arguments of the Parties. The Third Party Expert will make its decision known to both Parties as promptly as possible by delivering written notice to both Parties. The decision of the Third Party Expert will be final and binding on the Parties and the Parties will enter the Quality Agreement, master services agreement or Clinical Supply Agreement, as applicable, consistent with such decision.

Article 15

MISCELLANEOUS

15.1.
Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (excluding any payment obligations to the extent remedies under Section 8.11 (Blocked Payments) are available and applicable) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, epidemic, pandemic, civil commotions, strikes, sanctions, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (even if foreseeable) (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (each such event, a “Force Majeure Event”). The affected Party will notify the other Party of such Force Majeure Event as soon as reasonably practical and will promptly undertake all reasonable efforts necessary to cure such Force Majeure Event. In addition, neither Party will be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event. The suspension of performance by the non-performing Party will be of no greater scope and no longer duration than is necessary and the non-performing Party will use reasonable efforts to remedy its inability to perform.
15.2.
Assignment; Change of Control.
15.2.1.
Transfer. Except as expressly permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment not in accordance with this Section 15.2 (Assignment; Change of Control) will be null and void and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns. For clarity, the Assignment of Intellectual Property, as governed by Section 15.2.3, will follow the provisions of Section 15.2.3 and shall not be subject to the restrictions set forth in this Section 15.2.1.
15.2.2.
Assignment to Affiliates and Successors. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition, or similar transaction of the assigning Party.
15.2.3.
Assignment of Intellectual Property. Notwithstanding anything to the contrary herein, Mabworks will not assign this Agreement unless such assignee is assigned all of Mabworks’ rights and interest under the Licensed Technology. Similarly, Mabworks will not assign its rights and interest under the Licensed Technology to an Affiliate or Third Party without also assigning all its rights under this Agreement to such Affiliate or Third Party.

15.3.
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, then the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.4.
Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered, or certified mail or overnight courier), sent by internationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Mabworks:

Beijing Mabworks Biotech Co., Ltd.

Room 2505, Building 1, Yard 2, Ronghua South Road,

Beijing Economic-Technological Development Area,

Beijing, China

Attention: Feng Li

Email: [**]

If to Climb:

Climb Bio, Inc.

20 William Street, Suite 145

Wellesley Hills, MA 02481, USA
Attention: Brett Kaplan

Email: [**]

with a copy to (which will not be deemed notice):

Ropes & Gray LLP
Three Embarcadero Center

San Francisco, CA 94111-4006, USA
Attention: Geoffrey Lin

Email: Geoffrey.Lin@ropesgray.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day; (b) on the fifth Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the eighth Business Day following the date of mailing if sent by registered or certified mail.

15.5.
Governing Law. Subject to Section 9.1.3(b) (Inventions by a Party), this Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

15.6.
Entire Agreement; Amendments. The Agreement, together with the Schedules attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
15.7.
Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
15.8.
Performance by Affiliates. Either Party may use one or more of its Affiliates to exercise its rights and perform its obligations and duties hereunder, provided that such Party will remain liable hereunder for the prompt payment and performance of all its obligations hereunder.
15.9.
Independent Contractors. It is expressly agreed that Mabworks and Climb will be independent contractors and that the relationship between the Parties for all purposes, including Tax purposes, will not constitute a partnership, joint venture, or agency. Neither Mabworks nor Climb will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.
15.10.
Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.11.
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
15.12.
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting, and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
15.13.
Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.
15.14.
English Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, including all communications between the JSC, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, then this Agreement will prevail.
15.15.
Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.16.
Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to all genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, or Schedules will be construed to refer to Sections, or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent”, or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section, or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
15.17.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party will be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies will be legally effective to create a valid and binding agreement among the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Climb Bio, Inc.
By: /s/ Aoife Brennan
Name: Aoife Brennan
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Beijing Mabworks Biotech Co., Ltd.
By:/s/ Feng Li
Name: FENG Li
Title: Chief Executive Officer (CEO)

Schedule 6.1(a)
Clinical Supply Terms

Summary

This Term Sheet summarizes the key terms for the Clinical Supply Agreement. The Clinical Supply Agreement covers Mabworks’ Manufacturing and supply of applicable Licensed Compounds, Licensed Products, and placebo (“Supply Products”) to Climb for Development purposes.

Any capitalized terms used herein that are not defined shall have the meanings assigned to them in the Agreement.

1. General Supply Terms
Purchase and Supply

Mabworks will supply Climb’s requirements of Supply Products for use by Climb in the Development of each Supply Product in the ROW Territory; provided that Climb will have rights to obtain Supply Products from secondary sources as it deems necessary in its sole discretion.

Term

Unless otherwise terminated in accordance with the terms of the Clinical Supply Agreement, the Clinical Supply Agreement will be effective until the date of completion of the Clinical Trials for the last Supply Product in the ROW Territory.

Subcontracting

Mabworks will have the right to utilize Mabridge to manufacture and supply Supply Products or any component thereof. If Mabworks desires to change the subcontractor or facility used to Manufacture such Supply Products or to qualify a new source for such Supply Products, then Mabworks will seek approval for such subcontractor or facility change or qualification of such new source from Climb, which consent will not be unreasonably withheld if such new subcontractor, manufacturing facility or source meets the applicable requirements for cGMP manufacture of such Supply Products.

2. Ordering and Forecasting
Forecasting Under Clinical Supply Agreement

In the Clinical Supply Agreement, Climb will provide Mabworks with a rolling [**] forecast of Climb’s good faith estimate of the quantities of Supply Products required; provided that such forecast will be non-binding. The Parties will include reasonable forecast procedures that take into account the Minimum Lead Time (as defined below).

Statements of Work Under Clinical Supply Agreement

Climb and Mabworks will agree and enter into one or more statements of work for the supply of each Supply Product under the Clinical Supply Agreement (each an “SOW”). In each SOW, Climb and Mabworks will agree upon (a) the number of batches of the relevant Supply Product to be supplied by Mabworks for Climb, (b) the size of each batch of the relevant Supply Product (a “Batch”), and (c) the delivery date for each Batch of the relevant Supply Product (accounting for the Minimum Lead Time).

Purchase Orders Under Clinical Supply Agreement

Climb will place orders using the form of purchase order agreed to in advance by the Parties (“Purchase Order”) and in accordance with the process to be set forth in the Clinical Supply Agreement. Each Purchase Order placed by Climb will specify the quantity of applicable Supply Products ordered that comply with the then-current binding forecast and the requested delivery date.

Mabworks will accept, and shall be deemed to have accepted, Purchase Orders that comply with the then-current binding forecast and specify a delivery date allowing for at least a minimum period of time after delivery of the Purchase Order (as agreed to by the Parties and set forth in the Clinical Supply Agreement, the “Minimum Lead Time”) (each, a “Conforming Purchase Order”).

Mabworks may accept or reject, in its sole discretion, any Purchase Order that is not a Conforming Purchase Order and will have no obligation to supply any Supply Products ordered pursuant to any such non-Conforming Purchase Order that is not accepted by Mabworks.

Delivery Terms

Unless otherwise stated in the relevant SOW, Conforming Purchase Order or accepted Purchase Order, Mabworks will deliver Supply Products purchased by Climb, in accordance with the quantities and delivery dates specified in the relevant SOW, Conforming Purchase Order, or accepted Purchase Order.

3. Supply Shortfall
Shortages

In the event of a shortage of any Supply Product for any reason, Climb would be (a) first provided a distribution preference to meet [**]% of the Supply Product ordered under the relevant Conforming Purchase Order, and (b) then allocated an equitable pro rata amount of available supply.

4. Quality; Non-Conforming Product
Manufacturing Quality & Documentation

Mabworks will manufacture Supply Products in accordance with the applicable specifications (including the Minimum Shelf Life) and Applicable Law, and, for Supply Products supplied under the Clinical Supply Agreement and any SOW entered into in connection therewith, in accordance with cGCP, cGLP, and cGMP requirements and the quality agreement. Each delivery of Supply Products for clinical use will be accompanied by a certificate of analysis and other such documents as may be reasonably required pursuant to the Clinical Supply Agreement, quality agreement and Applicable Law, including at least the batch number and order number.

Minimum Shelf Life	Supply Products will be delivered with at least [**] shelf life under the Clinical Supply Agreement, unless otherwise specified in the applicable SOW or Purchase Order (the “Minimum Shelf Life”).

Compliance Audits

With respect to any facility or site at which a Party conducts Development, Manufacturing, or Commercialization activities pursuant to this Agreement, the other Party will have the right, at its expense, upon reasonable written notice to the conducting Party (and if applicable, such Affiliate), and during normal business hours, to inspect such site and facility and any records relating thereto [**], or more often with reasonable cause, to verify compliance with the terms of this Agreement pertaining to Development, Manufacturing or Commercialization of the Licensed Compounds or License Products pursuant to all Applicable Laws, including cGLPs, cGCPs, cGMPs and current standards for pharmacovigilance practice. Such inspection will be subject to the confidentiality provisions set forth in the Agreement.

6. Other Terms
Other Customary Provisions

The Clinical Supply Agreement will contain other customary provisions, including binding forecast, non-conforming supply, late delivery, representations and warranties, performance standards, indemnification, liability and right to offset against payment obligations under this Agreement, limits of liability, recall, quality audit and inspection provisions, confidentiality, record-keeping, invoicing, tax and insurance provision. The Parties will also enter into a mutually agreed Quality Agreement and Pharmacovigilance Agreement as required under the Agreement; provided that, except as expressly agreed upon by the Parties, the terms of such Clinical Supply Agreement will control over any conflicting terms in the Pharmacovigilance Agreement or Quality Agreement.

Schedule 6.1(b)

[**] Clinical Supply Pricing

Mabworks will provide Climb with adequate clinical supply to support Climb’s [**] Development in the Field in the ROW Territory, in accordance with Section 6.1 (Clinical Supply Agreement) and in accordance with the fees set forth in this schedule.

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